Exhibit 2.1

Agreement

Sale and purchase agreement

The Sellers The Sellers' Guarantors Global Payments Australia 2 Pty Limited Global Payments Inc.

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Contents
Table of contents

	The agreement	1

	Operative part	2

1	Definitions, interpretation and agreement components	2
	1.1 Definitions	2
	1.2 Interpretation provisions	10
	1.3 Business Day	11
	1.4 Inclusive expressions	11
	1.5 Agreement components	11

2	Conditions for Completion	11
	2.1 Conditions	11
	2.2 Notice	11
	2.3 Reasonable endeavours	11
	2.4 Waiver	11
	2.5 Cut Off Date	11
	2.6 No binding agreement for transfer	12
	2.7 Material Adverse Effect condition	12

3	Sale and purchase	12
	3.1 Shares	12
	3.2 Associated Rights	12
	3.3 Purchase Price	12
	3.4 Respective Proportions	12
	3.5 Payment of the Completion Payment	12
	3.6 Payment of other amounts	12
	3.7 Waiver of rights	13
	3.8 Purchase obligations interdependent	13
	3.9 Title and risk	13

4	Period before Completion	13
	4.1 Carrying on of business	13
	4.2 Control Accounts	14
	4.3 Permitted acts	14
	4.4 Declaration and payment of Special Dividend	14
	4.5 Access to Business before Completion	14
	4.6 D&O insurance	15

5	Termination	15
	5.1 Termination by the Buyer	15
	5.2 Termination by the Seller	15
	5.3 Effect of termination	15
	5.4 No other right to terminate or rescind	15

6	Completion	15
	6.1 Time and Place	15
	6.2 Completion	15
	6.3 Notice to complete	16
	6.4 Completion simultaneous	16

7	Completion Working Capital Statement	16
	7.1 Preparation of Completion Working Capital Statement	16
	7.2 Purchase Price adjustments following Completion Working Capital Statement	16
	7.3 Payment of Actual Adjustment Amount	16

8	Escrow Account	16
	8.1 Establishment of Escrow Account	16
	8.2 Operation of Escrow Account	17
	8.3 Payments in respect of Resolved Claims before Escrow Termination Date	17
	8.4 No Unresolved Claims on Escrow Termination Date	17
	8.5 Unresolved Claims on Escrow Termination Date	17
	8.6 Interest	17

9	Restraint	17
	9.1 Non competition	17
	9.2 Non solicitation	18
	9.3 Restraint period	18
	9.4 Restraint area	18
	9.5 Separate restrictions	18
	9.6 Exceptions	18
	9.7 Assignment	18
	9.8 Acknowledgement	18
	9.9 Proceedings	18

10	Warranties and Indemnities	19
	10.1 Warranties by the Sellers	19
	10.2 Basis of Sellers’ liability	19
	10.3 Independent Warranties	19
	10.4 Reliance	19
	10.5 Indemnity for breach of Seller Title and Capacity Warranty	19
	10.6 Tax indemnity	19
	10.7 Refunds by Buyer	19

11	Qualifications and limitations on Claims	20

	11.1 Disclosure	20
	11.2 Fair Disclosure	20
	11.3 Awareness	21
	11.4 Acknowledgements	21
	11.5 Maximum and minimum amounts	22
	11.6 Time limits	22
	11.7 Disposal of Business	22
	11.8 Recovery under other rights and reimbursement	23
	11.9 Exclusions	23
	11.10 General limitations	23
	11.11 Other limitations	24
	11.12 Buyer benefits	24
	11.13 Sole remedy	25
	11.14 Payments affecting the Purchase Price	25
	11.15 Independent limitations	25

12	Trustee limitation of liability	25
	12.1 Capacity	25
	12.2 Limitation of liability	25
	12.3 Limitation not to apply	25

13	Procedures for dealing with Claims	25
	13.1 Notice of Claims	25
	13.2 Third Party Claims	26
	13.3 Tax Demands	27

14	Buyer Warranties	28
	14.1 Buyer Warranties	28
	14.2 Independent Warranties	28
	14.3 Reliance	28

15	Period after Completion	28
	15.1 Appointment of proxy	28
	15.2 Access to records by Sellers	28
	15.3 Consents to change in control	29
	15.4 Pre‑Completion Tax returns	29

16	Confidentiality and announcements	30
	16.1 Agreed announcement	30
	16.2 Confidentiality	31
	16.3 Confidentiality Agreement superseded	31

17	Duties, costs and expenses	31
	17.1 Duties	31
	17.2 Costs and expenses	32

18	GST	32
	18.1 Definitions	32
	18.2 GST	32
	18.3 Tax invoices	32
	18.4 Reimbursements	32

19	Guarantee by Buyer’s Guarantor	32
	19.1 Guarantee and indemnity	32
	19.2 Extent of guarantee and indemnity	32
	19.3 Principal and independent obligation	33
	19.4 Continuing guarantee and indemnity	33
	19.5 No withholdings	33
	19.6 Currency	33
	19.7 No set off	33
	19.8 Buyer’s Guarantor’s Liability	33

20	Guarantee by Sellers’ Guarantors	33
	20.1 Guarantee and indemnity	33
	20.2 Extent of guarantee and indemnity	34
	20.3 Principal and independent obligation	34
	20.4 Continuing guarantee and indemnity	34
	20.5 No withholdings	34
	20.6 Currency	34
	20.7 No set off	34
	20.8 Buyer’s Guarantor’s Liability	34

21	Sellers’ Representatives	34
	21.1 Authority	34
	21.2 Replacement	35

22	Notices	35
	22.1 Form of Notice	35
	22.2 How Notice must be given and when Notice is received	36

23	General	36
	23.1 Governing law and jurisdiction	36
	23.2 Service of process	37
	23.3 Invalidity and enforceability	37
	23.4 Waiver	37
	23.5 Variation	37
	23.6 Assignment	37
	23.7 Further action to be taken at each party’s own expense	37
	23.8 Relationship of the parties	37
	23.9 Exercise of rights	38
	23.10 Remedies cumulative	38
	23.11 Counterparts	38

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23.12 Entire Agreement	38
23.13 No reliance	38
23.14 Default Interest	38
23.15 No withholdings	38
23.16 No partnership	38
23.17 Effect of Completion	38
23.18 No set-off, deduction or counterclaim	39

Signing page	39
[Schedules and attachments other than the signing page have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be furnished to the SEC upon request.]
Schedules:
Shares
Warranties
Buyer Warranties
Completion Steps
Completion Working Capital
Completion Working Capital Statement
Intellectual Property
Key Property Leases
Other Encumbrances
Target Structure Diagram
Target Entities
Top Customers
Financing Arrangements
Data Room Index
Questions and Answers
Product Disclosure Statement
Calculation of EBITDA

The agreement
Sale and purchase agreement
Date ►September 15, 2014

Between the parties
Sellers
Jambach Pty Limited ACN 100 647 283 (in its capacity as trustee of Dutch Investment Trust)
of 16 Cox Road, Windsor, Queensland 4030
MSP Management Pty Limited ACN 010 927 410 (in its capacity as trustee of The Welsh Management Trust)
of Level 1, Innovation Parkway Birtinya
Korobosea Pty Limited ACN 110 252 241 (in its capacity as trustee of Pikinini No 1 Trust)
of Level 7, 193 North Quay, Brisbane, Queensland 4000
Marea Mason Holland (in her capacity as trustee of Holland Superannuation Fund)
of 8 Kullaroo Street, The Gap, Queensland 4061
Zacstar Pty Limited ACN 101 907 091 (in its capacity as trustee of Zenonos Discretionary Trust)
of 6 Broadway Street, Woolloongabba, Queensland 4102
Moramou2 Pty Limited ACN 153 507 629 (in its capacity as trustee of Mora Mou Family Trust)
of 6 Broadway Street, Woolloongabba, Queensland 4102
Ritdan Pty Limited ACN 143 141 539 (in its capacity as trustee of Ritdan Finance Trust)
of Level 1, 195 Given Terrace, Paddington, Queensland 4064
S Seven D Pty Limited ACN 130 881 971 (in its capacity as trustee of S Seven D Discretionary Trust)
of Level 1, 195 Given Terrace, Paddington, Queensland 4064,
(together, the Sellers)

Sellers' Guarantors	As described in Schedule 13
Buyer	Global Payments Australia 2 Pty Ltd (ACN 601 396 847) of C/o Hopkins Corporate Solutions Pty Ltd, Unit 3, 25 Darley Street East, Mona Vale NSW 2103.

Buyer’s Guarantor	Global Payments Inc. of 10 Glenlake Parkway, North Tower, Atlanta GA 30328 USA
Background
Each of the Sellers owns the Shares set out opposite the name of that Seller in Schedule 1.
Each of the Sellers has agreed to sell the Shares set out opposite the name of that Seller in Schedule 1, and the Buyer has agreed to buy the Shares, on the terms and conditions of this agreement.
The Buyer’s Guarantor has agreed to guarantee the Buyer’s obligations under this agreement.

The parties agree	As set out in the Operative part of this agreement, in consideration of, among other things, the mutual promises contained in this agreement.

Operative part

1	Definitions, interpretation and agreement components

1.1	Definitions
The meaning of terms used in this agreement are set out below.

Term	Meaning
Accounting Standards	has the meaning given in Schedule 5.
Accounts	the audited consolidated balance sheet, cash flow statements and income statements of the Target Group as at the Accounts Date including the notes those financial statements.
Accounts Date	30 June 2014.
ACN	Australian Company Number.
Actual Adjustment Amount	is equal to the Actual Completion Working Capital minus the Estimated Adjustment Amount expressed as a positive or negative number (as applicable).
Actual Completion Working Capital
an amount equal to the working capital of the Target Group as set out in the final Completion Working Capital Statement (as adjusted by the Expert’s Report, if applicable) expressed as a positive or negative number (as applicable).

Affiliate	in relation to a party, means: a shareholder of the party; a director, secretary or officer of the party; or a Related Entity of the party.
ASIC	the Australian Securities and Investments Commission.
Authorisation	any approval, licence, consent, authority or permit, including Australian Financial Services Licence no. 315388 held by Ezi Managements Pty Limited ACN 110 689 711.
Business	the business of electronic transaction processing carried out by the Target Entities.
Business Day	a day on which banks are open for business in Brisbane, Australia, other than a Saturday, Sunday or public holiday.
Business Intellectual Property
the Intellectual Property Rights that are used or held for use by a Target Entity or otherwise necessary for the operation of the Business as currently conducted and proposed to be conducted by the Target Entities, including the Intellectual Property Rights listed in Schedule 7 but excluding Business Software used by a Target Entity in the conduct of the Business;
any other Intellectual Property Rights owned by a Target Entity but excluding Business Software; and
the right to take action against Third Parties for infringement of those Intellectual Property Rights whether occurring before or after the date of this agreement but excluding the Third Party Intellectual Property.

Business Records
all original and certified copies of the books, records, documents, information, accounts and data (whether machine readable or in printed form) owned by or relating to a Target Entity or the property of a Target Entity and any source material used to prepare them.

Business Software
the Software that is used or held for use by a Target Entity or otherwise necessary for the operation of the Business as currently conducted and proposed to be conducted by the Target Entities including the Software listed in Schedule 7.

Buyer Group	the Buyer and each of its Related Entities (other than the Target Entities) and Buyer Group Member means any member of the Buyer Group.
Buyer Insolvency Event	an Insolvency Event in relation to the Buyer or the Buyer’s Guarantor.
Buyer Warranties	the warranties in Schedule 3.
Cash
the aggregate amount, as at the Effective Time, of any money in cleared funds in an account with a bank or other financial institution, or in the form of a security bond for an obligation or other cash equivalents, to which any Target Entity is legally or beneficially entitled, but does not include any money in the Control Accounts.

Claim
any claim, demand, legal proceedings or cause of action including any claim, demand, legal proceedings or cause of action under common law or under statute in any way relating to this agreement or the Sale and includes a claim, demand, legal proceedings or cause of action arising from a breach of Warranty or under an Indemnity in this agreement.

Completion	completion of the sale and purchase of the Shares under clause 6.

Completion Date
if both the condition in clause 2.1(a) is satisfied and the condition in clause 2.1(b)(1) and 2.1(b)(2) is satisfied or waived before 8.00 am on the day that is 3 Business Days before any Friday, that Friday, otherwise the following Friday (or such other date as may be agreed in writing between the Buyer and the Sellers).

Completion Payment
the Headline Purchase Price,
plus the Estimated Adjustment Amount;
less the aggregate of:
(a) the Escrow Amount;
(b) the Special Dividend Payment Amount;
(c) the Transaction Costs Amount; and
(d) Employee Transaction Bonus Amount.

Completion Steps	the steps that each party must carry out, which are set out in Schedule 4.
Completion Working Capital Statement
the working capital statement of the Target Group prepared as at the Effective Time in accordance with Schedule 5 and in the format set out in Schedule 6 together with such information as Schedule 5 or Schedule 6 requires.

Company	Ezi Holdings Pty Limited ACN 122 581 284.
Confidentiality Agreement	the confidentiality agreement dated 2 June 2014 between the Company and Global Payments Inc.
Consolidated Group	a Consolidated Group or a MEC group as those terms are defined in section 995‑1 of the ITAA 1997.
Contract
any currently enforceable contract, agreement, non-governmental licence, sales and purchase orders, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, franchise agreement, concession agreement, security interest, guaranty, binding commitment or other agreement.

Control Accounts
the following accounts:

Account number 034002-333576 operated by Westpac Banking Corporation Limited (for the EDMS (Aust) platform);
Account number 020386-0091282-026 operated by Bank of New Zealand (for the EDMS (NZ) platform);
Account number 034001-118292 operated by Westpac Banking Corporation Limited (for the Highlander (Aust) platform);
Account number 034002-548323 operated by Westpac Banking Corporation Limited (for the BEII (Aust) platform);
Account number 036011-253737 operated by Westpac Banking Corporation Limited (for the RegalCroft (Aust) platform);
Account number 020386-0091282-025 operated by Bank of New Zealand (for the RegalCroft (NZ) platform);
Account number 484799-502194570 operated by Suncorp Group Limited (for the PaymentHub platform); and
Account number 082489-895372699 operated by National Australia Bank Limited (for the eMatters platform).

Control
in respect of an entity, the direct or indirect capacity to control decisions about the financial or operating policies of that entity, and includes the direct or indirect capacity to control the composition of the board or other governing body of that entity.

Controlled Entity	in relation to an entity, another entity that is Controlled by it.
Corporations Act	the Corporations Act 2001 (Cth).
Cut Off Date	30 November 2014.
Data Room	the online data room accessed via internet link https://dataroom.ansarada.com/malta%7C10255/523056/TermsOfAccess.asp.
Demand	a written notice of, or demand for, an amount payable.
Disclosure Letter
a letter dated the date of this agreement addressed by the Sellers’ Representatives to the Buyer disclosing facts, matters and circumstances that are, or may be, inconsistent with the Warranties, and includes any attachments to that letter.

Disclosure Materials
all documents and information that were provided to the Buyer by the Sellers or any Seller Group Representative or Advisor in the Data Room and made available to the Buyer, its representatives or advisers, an index of which is attached as Attachment A;
all written answers given to written questions submitted by the Buyer, its representatives or advisers as part of the question and answer process via the Data Room referred to above, a copy of which is attached as Attachment B; and
the information set out in the Disclosure Letter,
as reproduced on a CD or DVD in the form agreed between the Sellers’ Representatives and the Buyer and having been initialled by the Sellers’ Representatives and the Buyer and delivered to the Sellers’ Representatives and the Buyer on execution of this agreement.

Disputed Matters	has the meaning given in Schedule 5. .
Disputing Action
in respect of a Tax Demand, any action to cause the Tax Demand to be withdrawn, reduced or postponed or to avoid, resist, object to, defend, appear against or compromise the Tax Demand and any judicial or administrative proceedings arising out of that action.

Duty	any stamp, transaction or registration duty or similar charge imposed by any Governmental Agency and includes any interest, fine, penalty, charge or other amount imposed in respect of any of them.
EBITDA	earnings before interest expense, tax, depreciation and amortisation, calculated in a manner that is consistent with the calculation of EBITDA in Attachment D.
Effective Time	11.59pm (Brisbane, Australia time) on the day preceding the Completion Date.
Employee	an employee of a Target Entity as at the date of this agreement who remains employed by a Target Entity immediately before Completion.
Employee Transaction Bonus
the total outstanding bonus amounts owing by the Target Group to any employee in connection with the Sale and all other related transactions contemplated by this agreement or in connection with any alternative transactions or arrangements (including an initial public offering).

Employee Transaction Bonus Amount	has the meaning given in clause 3.6.
Encumbrance
an interest or power:
reserved in or over an interest in any asset; or
created or otherwise arising in or over any interest in any asset under a security agreement, a bill of sale, mortgage, charge, lien, pledge, trust or power, by way of, or having similar commercial effect to, security for the payment of a debt, any other monetary obligation or the performance of any other obligation, and includes, but is not limited to:
any agreement to grant or create any of the above; and
a security interest within the meaning of section 12(1) of the PPSA, but does not include a Permitted Encumbrance.

Escrow Account	an interest‑bearing controlled monies account opened in the name of the Escrow Agent as trustee for the Sellers and the Buyer.
Escrow Agent	the party, to be agreed between the Buyer and the Sellers, which will provide escrow services in accordance with the terms of the Escrow Agreement.
Escrow Agreement	an agreement to be entered into between the Escrow Agent, the Buyer and the Sellers on arm's length terms customary for the provision of escrow services as contemplated by this agreement.
Escrow Amount
8% of the Headline Purchase Price (the Initial Escrow Amount) or such other amount as remains in the Escrow Account from time to time including any interest credited to the Escrow Account but does not include the Estimated Adjustment Amount.

Escrow Termination Date	means the date which is 18 months after the Completion Date.
Estimated Adjustment Amount	is equal to the Estimated Working Capital minus the Target Working Capital.
Estimated Working Capital
is the estimated amount of working capital forecast at the Completion Date expressed as a positive or negative number (as applicable), as notified by the Sellers to the Buyer no later than five(5) Business Days before the Completion Date.

Expert	has the meaning given in Schedule 5. .
Expert’s Report	has the meaning given in Schedule 5.
Forward-looking Information	any forecast, model, budget estimate, projection, business plan, statement of opinion or statement of intention.
Fundamental Business Contract
the Westpac Merchant Documents;
the Westpac Finance Documents; and
the contracts which are material to the operation and profitability of the Target Group (including without limitation documents relating to the Business Intellectual Property and Business Software which are material to the operation and profitability of the Target Group).

Governmental Agency	any government or governmental, administrative, monetary, fiscal or judicial body, department, commission, authority, tribunal, agency or entity in any part of the world.

Group Title and Capacity Warranties	the Warranties set out in Warranty 2 of Schedule 2.
Group Warranties	the Warranties other than the Seller Title and Capacity Warranties.
GST	goods and services tax or similar value added tax levied or imposed in Australia under the GST Law or otherwise on a supply.
GST Act	the A New Tax System (Goods and Services Tax) Act 1999 (Cth) of Australia.
GST Law	has the same meaning as in the GST Act.
Headline Purchase Price	$305 million.
Immediately Available Funds	cash or telegraphic or other electronic means of transfer of cleared funds into a bank account nominated in advance by the payee.
Indemnities	the: the Warranty Indemnity; and the Tax Indemnity, and each is an Indemnity.
Insolvency Event
in relation to an entity:
the entity is unable to pay its debts as and when they fall due or has stopped or suspended, or threatened to stop or suspend, payment of all or a class of its debts;
the entity goes, or proposes to go, into liquidation;
the entity receives notice requiring, or applies for, deregistration;
an order is made or an effective resolution is passed for the winding up or dissolution without winding up (otherwise than for the purposes of reconstruction or amalgamation) of the entity;
a receiver, receiver and manager, judicial manager, liquidator, administrator or like official is appointed, or threatened or expected to be appointed, over the whole or a substantial part of the undertaking or property of the entity;
the holder of an Encumbrance takes possession of the whole or substantial part of the undertaking or property of the entity;
a writ of execution is issued against the entity or any of the entity’s assets;
the entity proposes or takes any steps to implement a scheme or arrangement or other compromise with its creditors or any class of them; or
the entity is declared or taken under applicable law to be insolvent or the entity’s board of directors resolve that it is, or is likely to become insolvent.
In relation to a person:
a trustee or similar officer is appointed in respect of that person’s assets;
an order is made for the bankruptcy of that person or his or her estate or an event occurs that would give a court the right to make such an order;
a moratorium of any debts of that person, a personal insolvency agreement or any other assignment, composition or arrangement with that person’s creditors or any similar proceeding or arrangement by which the assets of that person are subjected conditionally or unconditionally to the control of that person’s creditors or a trustee is ordered or applied for;
that person is declared or taken under any applicable law to be insolvent or unable to pay his or her debts or that person admits in writing that he or she is insolvent or unable to pay his or her debts; or
any writ of execution, garnishee order, mareva injunction or similar order, attachment, distress or other process is made or issued against or in relation to any asset of that person.

Intellectual Property Rights
all intellectual property and related rights, regardless of form, throughout the world, whether registered or unregistered, including any:
patents, patent disclosures and related improvements;
trademarks, service marks, trade dress, logos, product design, product names, product features, trade names, call letters, corporate names and second-level domain names, along with any associated goodwill;
copyrights and copyrightable works, including without limitation, audiovisual works, collective works, computer programs, compilations, databases, derivative works, literary works, maskworks and sound recordings, inventions, circuit layouts, and analogous rights;
trade secrets and confidential business information or information that is not readily known or ascertainable through property means, whether tangible or intangible, (including ideas, formulas, compositions, algorithms, inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), know-how, research and development information, Software, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information); and
registrations and applications to register any of the foregoing, if applicable;
all other intellectual property rights as defined in Article 2 of the convention establishing the World Intellectual Property Organisation of 14 July 1967 as amended from time to time, and the rights to sue with respect to past and future infringements of any of the above.

Interest Rate	the daily 11.00am (Brisbane, Australia time) cash rate quoted on Reuters page BBSY.
ITAA 1997	the Income Tax Assessment Act 1997 (Cth) of Australia.
Key Employees	the key employees of the Target Group, being Charlie Holland, Mark Healy, Michael Dempsey, Rob Baird and Sarah Page.
Key Leasehold Properties	the properties leased by any Target Entity under the Key Property Leases.
Key Property Leases	the real estate leases (and licences) listed in Schedule 8.
Loss	losses, liabilities, damages, costs, charges and expenses and includes Taxes, Duties and Tax Costs.
Material Adverse Effect
an event, occurrence or change after the date of this agreement that has a material adverse effect on the financial condition, assets, liabilities, results of operation or profitability of the Target Group taken as a whole, other than those events, occurrences or changes that:
are or arise as a direct result or consequence of the announcement and/or implementation of the transactions contemplated in this agreement; or
are or arise as a result of general changes in economic, political, business, industry or market conditions except in each case, to the extent that that the consequences of such change have a materially greater material adverse effect on the Target Group or the Business (taken as a whole) than other companies carrying on business similar to that carried on by the Target Group, however a failure of the Target Group to meet internal operating projections or forecasts or published revenue or earnings predictions is not, in and of itself, a Material Adverse Effect.

Material Authorisations	has the meaning given in Warranty 10.4.
Owned Software	Business Software excluding Third Party Software.
Other Encumbrances	the Encumbrances listed in Schedule 9 entitled ‘Other Encumbrances’.

Permitted Encumbrance
a lien or charge arising by operation of law;
a retention of title arrangement in connection with the acquisition of goods in the ordinary course of business;
bankers’ liens, rights of set-off or other netting arrangements arising in respect of any transactional banking facilities or hedging transactions or where the relevant financial institution has not provided financial accommodation;
any lien for:
rates, Taxes, Duties or fees of any kind payable to a Governmental Agency; or
money payable for work performed by suppliers, mechanics, workmen, repairmen or employees and, in each case, arising in the ordinary course of business, either not yet due or being contested in good faith by appropriate proceedings (where there are sufficient financial resources to pay the relevant amount if a legally binding determination is made that payment is required);
any Encumbrance in relation to personal property (as defined in the PPSA and to which that Act applies) that is created or provided for by:
a transfer of an Account or Chattel Paper;
a PPS Lease; or
a Commercial Consignment,
that is not a security interest within the meaning of section 12(1) of the PPSA;
the interest of the lessor or owner in respect of assets subject to a finance or capital lease, a hire-purchase agreement or a conditional sale agreement;
any Encumbrance over the interest in, or assets of, a joint venture by the party to support the obligations of that party in respect of the joint venture;
any of the Other Encumbrances;
any other Encumbrance created in the ordinary course of business after the execution of this agreement, and, for the avoidance of doubt, does not include any Released Encumbrance.
In this definition, Account, Chattel Paper, PPS Lease and Commercial Consignment have the meanings given in the PPSA.

Person	means any natural person, Governmental Authority, corporation, general or limited partnership, limited liability company, joint venture, trust, association or unincorporated entity of any kind.
PPS Register	the register established under the PPSA.
PPSA	the Personal Property Securities Act 2009 (Cth) of Australia.
Pre Completion Period	has the meaning given in clause 15.4(a)(1).
Product Disclosure Statement	The product disclosure statement issued by Ezidebit Pty Limited Version 14.4 effective August 2014, a copy of which is at Attachment C.
Purchase Price
the Completion Payment;
plus the Escrow Amount;
plus the Actual Adjustment Amount payable under clause 7.2 (if any); and
plus or minus (as applicable) any other adjustments to the Purchase Price made under this agreement.

Related Entity	has the meaning given to that term in section 9 of the Corporations Act.
Related Seller	the Seller listed against the name of the Seller Guarantor in the table in Schedule 1.
Released Encumbrances	the Encumbrances listed in Schedule 9 entitled ‘Released Encumbrances’.
Resolved Claim
any Claim by the Buyer against a Seller under this document which:
has been resolved by the Buyer withdrawing the Claim;
has been resolved by the Buyer and the Seller agreeing in writing the amount to be paid in settlement of the Claim;
has been resolved by a court of competent jurisdiction making a final determination of the Claim and all rights of appeal having been exhausted or lapsed; or
clause 11.6 applies to bar the Claim.

Respective Proportion	in relation to a Seller, the percentage listed against that Seller’s name in Schedule 1 in the column headed ‘Respective Proportion’.
Retention Agreement	a retention agreement between the Buyer and Charlie Holland, Mark Healy, Rob Baird and Sarah Page.
Restricted Business	any business which is the same or substantially similar to, or competitive with or likely to be competitive with, the Business as carried on at the Completion Date.
Restricted Persons	in respect of any Seller, that Seller and each Related Entity of that Seller.

Sale	the sale and purchase of the Shares in accordance with clause 2.
Seller Group	each of the Sellers and their Related Entities (other than the Target Entities), and Seller Group Member means any member of the Seller Group.
Seller Group Representative or Adviser
any representative or adviser of any Seller Group Member or the Sellers’ Representatives and any Related Entities of such representative or adviser (or any current or former executive, officer, employee of or contractor to any of them).

Seller Insolvency Event	an Insolvency Event in relation to any of the Sellers.
Seller Title and Capacity Warranties	the Warranties set out in Warranty 1 of Schedule 2.
Sellers’ Report	has the meaning given in Schedule 5.
Sellers’ Representatives	Daniel Dempsey and Michael Dempsey, on behalf of all Sellers or such other persons as are appointed as Sellers’ Representatives under clause 21.2.
Shares	all of the issued share capital in the Company, details of which are set out in Schedule 1.
Software
any and all:
computer programs, libraries and middleware, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code;
databases and compilations, including any and all data and collections of data, whether machine readable or otherwise;
descriptions, flow−charts and other work product used to design, plan, organize and develop any of the above; and
all programmer and user documentation, including user manuals and training materials, relating to any of the above.

Special Dividend	the special dividend declared by the Company on 12 September 2014 in the amount of $8,788,050.
Special Dividend Payment Amount	has the meaning given in clause 3.6.
Specified Executive	each of Charlie Holland, Mark Healy, Michael Dempsey, Rob Baird and Sarah Page.
Straddle Period	has the meaning given in clause 15.4(a)(2).
Structure Diagram	the structure diagram for the Target Group as provided in Schedule 10.
Superannuation Guarantee Charge
a charge levied against an employer for failing to make the minimum level of contribution to superannuation funds on behalf of its employees prescribed by the Superannuation Guarantee (Administration) Act 1992 (Cth) of Australia.

Target Entities	the Company; and each entity directly or indirectly Controlled by the Company, as listed in Schedule 10.
Target Entity Insolvency Event	an Insolvency Event in relation to any of the Target Entities.
Target Group	the corporate group comprising each of the Target Entities.
Target Working Capital	$0
Tax
any tax, Duty, levy, charge, impost, fee, deduction, goods and services tax, VAT, compulsory loan or withholding, that is assessed, levied, imposed or collected by any Governmental Agency and includes any interest, fine, penalty, charge, fee or any other amount imposed on, or in respect of any of the above.

Tax Benefit
a benefit being:
the amount of an allowable rebate, credit or refund for a Target Entity;
an amount equal to an allowable deduction (including, but not limited to, amortisation and depreciation), relief or other allowance, for any income year for a Target Entity, multiplied by the applicable company tax rate at the time the benefit arises; or
an amount that is properly excluded from assessable income, for any income year for a Target Entity, multiplied by the applicable company tax rate in the income year to which the deduction relates.

Tax Claim	any claim, demand, legal proceedings or cause of action arising from a breach of a Tax Warranty, or under the Tax Indemnity.
Tax Cost	all costs, and expenses incurred in: managing an inquiry; or conducting any Disputing Action in relation to a Tax Demand.

Tax Demand
a Demand or assessment from a Governmental Agency requiring the payment of any Tax for which the Seller may be liable under this agreement;
any document received from a Governmental Agency administering any Tax assessing, imposing, claiming or indicating an intention to claim any Tax;
a notice to a contributing member of a Consolidated Group given under section 721‑15(5) or (5A) of the ITAA 1997; or
lodgement of a Tax return or a request for an amendment of a lodged Tax return.

Tax Indemnity	the indemnity in clause 10.6.
Tax Invoice	includes any document or record treated by the Commissioner of Taxation as a tax invoice or as a document entitling a recipient to an input tax credit.
Tax Law	any law relating to Tax.
Tax Payor	has the meaning given in clause 13.3.
Tax Relief	any relief, allowance, exemption, exclusion, set‑off, deduction, loss, rebate, refund, right to repayment or credit granted or available in respect of a Tax under any law.
Tax Warranty	Warranty 14.
Third Party	any person or entity (including a Governmental Agency) other than a Seller Group Member, a Buyer Group Member or a Target Entity.
Third Party Claim	any claim, Demand, legal proceedings or cause of action made or brought by a Third Party, other than a Tax Demand.
Third Party Intellectual Property	the Business Intellectual Property that is owned by a Third Party excluding Third Party Software.
Third Party Software
1 all Business Software licensed to a Target Entity by a Third Party under a Contract a copy of which has been provided in the Disclosure Materials and is listed in Schedule 7;
2 all commercial off the shelf software products licensed to a Target Entity by a Third Party;
3 all operating system software and middleware produced by a Third Party licensed to a Target Entity under a clickwrap or click through agreement and used by a Target Entity in accordance with the terms of that agreement.

Title and Capacity Warranties	the Seller Title and Capacity Warranties and the Group Title and Capacity Warranties.
Top Customer
the top customers of the Target Group as determined by total revenue and the top 4 CMS/integrated services partners, all of which are identified on Schedule 11, including those franchisees of the customer which have been notified by a Target Entity to Westpac under the terms of the Westpac Aggregator Master Merchant Business Solutions Card Acceptance (MSA) between Westpac Banking Corporation Ltd and Ezidebit Pty Limited dated 6 March 2009 as a ‘sub-merchant’.

Transaction Costs
the total outstanding fees and other costs and expenses owing by a Target Entity before Completion for the corporate advisory, legal, accounting, financial and Tax services provided to any Target Entity in connection with the Sale and all other related transactions contemplated by this agreement or in connection with any alternative transactions or arrangements (including an initial public offering)

Transaction Costs Amount	has the meaning given in clause 3.6.
Trust	a trust constituted by a Trust Deed.
Trust Deed
each of the trust deeds establishing the following trusts:
Dutch Investment Trust;
The Welsh Management Trust;
Pikinini No 1 Trust;
Holland Superannuation Fund;
Zenonos Discretionary Trust;
Mora Mou Family Trust;
Ritdan Finance Trust; and
S Seven D Discretionary Trust.

Ultimate Holding Company	has the meaning in section 9 of the Corporations Act.
Unresolved Claim	Any Claim by the Buyer against a Seller under and in accordance with this document which is not a Resolved Claim.
Warranty Indemnity	the indemnity in clause 10.5.
Warranties	the warranties in Schedule 2.

Westpac Merchant Documents
Aggregator Master Merchant Business Solutions Card Acceptance between Westpac Banking Corporation Limited and Ezidebit Pty Limited dated 6 March 2009;
Westpac Biller Agreement between Westpac Banking Corporation Limited and Ezidebit Pty Limited dated 12 May 2014; and
Direct Entry Credit User In house Pack Agreement between Westpac Banking Corporation Limited and Ezidebit Pty Limited dated 26 June 2014.

Westpac Finance Documents
Business Finance Agreement between Westpac Banking Corporation Limited and Ezidebit Pty Limited dated 26 August 2014;
Business Finance Agreement between Westpac Banking Corporation Limited and Ezidebit Pty Limited dated 26 August 2014;
Business Finance Agreement between Westpac Banking Corporation Limited and Ezidebit (NZ) Pty Limited dated 26 August 2014;
Business Finance Agreement between Westpac Banking Corporation Limited and Ezidebit (NZ) Pty Limited dated 26 August 2014; and
Business Finance Agreement between Westpac Banking Corporation Limited and Regalcroft Pty Limited dated 26 August 2014.

1.2	Interpretation provisions
In this agreement:

(a)	Headings and words in bold type are for convenience and do not affect the interpretation of this agreement.

(b)	The singular includes the plural and the plural includes the singular.

(c)	Words of any gender include all genders.

(d)	Other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning.

(e)	An expression importing a person includes any company, partnership, joint venture, association, corporation or other body corporate and any Governmental Agency as well as an individual.

(f)	A reference to a clause, party, schedule, attachment or exhibit is a reference to a clause of, and a party, schedule, attachment or exhibit to, this agreement.

(g)	A reference to any legislation or any industry standards includes all delegated legislation or standard made under it and amendments, consolidations, replacements or re-enactments of any of them.

(h)	A reference to a document includes all amendments or supplements to, or replacements or novations of, that document.

(i)	A reference to a party to a document includes that party’s successors and permitted assignees.

(j)	A reference to an agreement other than this agreement includes a deed and any legally enforceable undertaking, agreement, arrangement or understanding, whether or not in writing.

(k)
A reference to liquidation or insolvency includes appointment of an administrator, compromise, arrangement, merger, amalgamation, reconstruction, winding up, dissolution, deregistration, assignment for the benefit of creditors, scheme, composition or arrangement with creditors, insolvency, bankruptcy, or any similar procedure or, where applicable, changes in the constitution of any partnership or person, or death.

(l)	No provision of this agreement will be construed adversely to a party because that party was responsible for the preparation of this agreement or that provision.

(m)	A reference to a body, other than a party to this agreement (including an institute, association or authority), whether statutory or not:

(1)	which ceases to exist; or

(2)	whose powers or functions are transferred to another body,
is a reference to the body which replaces it or which substantially succeeds to its powers or functions.

(n)	If a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day.

(o)	A reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later.

(p)	If an act prescribed under this agreement to be done by a party on or by a given day is done after 5.00pm on that day, it is taken to be done on the next day.

(q)	Unless otherwise stated, a reference to time is a reference to Brisbane time.

(r)	A reference to $ is to the currency of Australia unless denominated otherwise.

1.3	Business Day
Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

1.4	Inclusive expressions
Specifying anything in this agreement after the words ‘include’ or ‘for example’ or similar expressions does not limit what else is included.

1.5	Agreement components
This agreement includes any schedule.

2	Conditions for Completion

2.1	Conditions

a.	Clause 3 does not become binding on the parties and is of no force or effect unless and until the following condition has been satisfied:

(1)	the Treasurer of the Commonwealth of Australia has either:

(A)
provided written notice which is unconditional or subject only to conditions reasonably acceptable to the Buyer that there is no objection under the Foreign Acquisitions and Takeovers Act 1975 (Cth) or Australian foreign investment policy to the proposed acquisition by the Buyer of the Shares; or

(B)	become precluded from exercising any power to make an order under the Foreign Acquisitions and Takeovers Act 1975 (Cth) in relation to the proposed acquisition by the Buyer of the Shares.

b.	Completion is conditional on the following conditions having been satisfied or waived in accordance with clause 2.4:

(1)	the Sellers provide to the Buyer written evidence that Westpac Banking Corporation Limited:

(A)	has been made aware of the transactions contemplated by this agreement and the effect of those transaction on the Westpac Finance Documents; and

(B)	waives any rights to rely on the transactions contemplated by this agreement as a ‘Default Event’ under any of the Westpac Finance Documents; and

(2)
the Sellers provide to the Buyer written evidence that Mindbody Australia Pty Ltd ACN 161 549 006 has consented under the terms of the Integrated Services Agreement between it and Ezidebit Pty Ltd ACN 096 902 813 dated 1 June 2013 to the change of control of the Target Entities which will be effected by the transactions contemplated by the this agreement; and

(3)	no Material Adverse Effect has occurred since 30 June 2014.

2.2	Notice
Each party must promptly notify the others in writing if it becomes aware that any condition in clause 2.1 has been satisfied or has become incapable of being satisfied.

2.3	Reasonable endeavours

(a)	The Buyer must use all reasonable endeavours to ensure that the conditions(s) in clause 2.1(a) is satisfied as expeditiously as possible and in any event on or before the Cut Off Date.

(b)	Each party must use all reasonable endeavours to ensure that the condition(s) in clause 2.1(b)(1) is satisfied as expeditiously as possible and in any event on or before the Cut Off Date.

(c)	Each party must cooperate with each other party in approaching the relevant regulatory bodies for the purposes of satisfying the condition in clause 2.1(a).

(d)	The Seller must provide all information as may be reasonably requested by the Buyer in connection with any notices and applications for approval.

2.4	Waiver

(a)	The condition in clause 2.1(a) may not be waived.

(b)	The conditions in clause 2.1(b) are for the benefit of the Buyer and may only be waived by the Buyer.

2.5	Cut Off Date
A Party may, by not less than 2 Business Days' notice to the others, terminate this agreement at any time before Completion if:

(a)	the conditions in clause 2.1 are not satisfied, or waived in accordance with clause 2.4, by the Cut Off Date; or

(b)	the conditions in clause 2.1 become incapable of satisfaction or the parties agree that any of the conditions in clause 2.1 cannot be satisfied.

2.6	No binding agreement for transfer
For the avoidance of doubt, nothing in this agreement will cause a binding agreement for the transfer of shares to arise unless and until the condition in clause 2.1(a) has been satisfied and no person will obtain rights in relation to shares as a result of this agreement unless and until that condition has been satisfied.

2.7	Material Adverse Effect condition
Despite any other provision of this agreement but subject to prior waiver by the Buyer, the condition in clause 2.1(b)(3) ceases to have any effect and may not be relied upon by any party for any purpose under this agreement from the Completion Date.

3	Sale and purchase

3.1	Shares
On the Completion Date each of the Sellers must sell the Shares set out opposite the name of that Seller in Schedule 1, free and clear of all Encumbrances, and the Buyer must buy the Shares, for the relevant Seller’s Respective Proportion of the Purchase Price, subject to this agreement.

3.2	Associated Rights
Subject to clause 4.3(a), each of the Sellers must sell the Shares set out opposite the name of that Seller in Schedule 1 to the Buyer together with all rights:

(a)	attached to them as at the date of this agreement; and

(b)	that accrue between the date of this agreement and Completion.

3.3	Purchase Price

(a)	The consideration for the sale of the Shares is the payment by the Buyer of the Purchase Price.

(b)	The Purchase Price will be paid as follows:

(1)	the Completion Payment, payable by the Buyer on Completion in accordance with clause 3.4 and clause 6;

(2)	the Actual Adjustment Amount, payable clause 7.2 (if any), following finalisation of the Completion Working Capital Statement in accordance with clauses 7.2 and 7.3;

(3)	the Escrow Amount, payable by the Buyer into the Escrow Account in accordance with clause 8; and

(4)	any other adjustments to the Purchase Price payable in accordance with this agreement.

3.4	Respective Proportions
The components of the Purchase Price referred to in clauses 3.3(b)(1) and 3.3(b)(2) must be paid by the Buyer to the Sellers in their Respective Proportions.

3.5	Payment of the Completion Payment
On Completion the Buyer must pay the Completion Payment to the Sellers in their Respective Proportions as notified by the Sellers’ Representative to the Buyer in writing no later than two Business Days before Completion, in Immediately Available Funds without counter-claim, deduction or set-off.

3.6	Payment of other amounts
At Completion the Buyer must pay on behalf of the relevant Target Entities the following:

(a)	the Special Dividend Payment Amount in accordance with payment directions notified to the Buyer 2 Business Days prior to the Completion Date;

(b)	the amount of Transaction Costs (together the Transaction Costs Amount) in accordance with payment directions notified to the Buyer 2 Business Days prior to the Completion Date.
For the purpose of sub-clause 3.6(a), Special Dividend Payment Amount means the amount, if any, by which the Special Dividend exceeds the amount available from the Company's own resources including cash to pay the Special Dividend, as notified to the Buyer 2 Business Days prior to the Completion Date.
The Sellers agree that payments by the Company to the Sellers prior to the Completion Date on account of the Special Dividend together with payments made on the Completion Date on behalf of the Company under and in accordance with clause 3.6(a), fully satisfy and discharge the liability of the Company to the Sellers in respect of the

Special Dividend and the Sellers have no further Claim against the Company or the Buyer in respect of the Special Dividend.
At Completion, the Buyer must put the relevant Target Entity in funds to enable it to pay the Employee Transaction Bonuses (together the Employee Transaction Bonus Amount).
For the avoidance of doubt, the payments referred to above together with the Purchase Price payable for the sale of the Shares all form part of the Headline Purchase Price.

3.7	Waiver of rights
Each Seller irrevocably waives any pre-emptive or similar rights that it has or that may arise at any time before Completion in relation to the sale to the Buyer of the Shares held by each other Seller.

3.8	Purchase obligations interdependent
The obligation of the Buyer to buy any Shares under this clause 3 is conditional and interdependent on the completion by the Buyer of the purchase of all other Shares and the Buyer is not obliged to complete the purchase of any Shares unless it completes the purchase of all Shares simultaneously.

3.9	Title and risk
Title to and risk in the Shares passes to the Buyer on Completion.

4	Period before Completion

4.1	Carrying on of business
Subject to clause 4.3, between the date of this agreement and the earlier of Completion and termination of this agreement, the Seller must ensure that the business of the Target Entities is conducted in the ordinary course and, in particular, that no Target Entity:

(a)	distributes or returns any capital to its members;

(b)	buys back any of its shares;

(c)	pays any dividends or makes any other distributions of its profits or effects any recapitalization, reclassification, stock dividend, stock split or like change in its issued securities;

(d)	authorise for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver:

(1)	any shares, securities or capital stock of, or other equity or voting interest, in the Company; or

(2)	any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire either:

(A)	any shares, securities or capital stock of, or other equity or voting interest in, the Company; or

(B)
any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares, securities or capital stock of, or other equity or voting interest in, that Target Entity;

(e)	alters its constitution;

(f)	sells, assigns, transfers or otherwise disposes of the Business Intellectual Property or any Business Software;

(g)	varies, terminates or fails to renew any of its contracts that are material to the Business or Material Authorisations, except in the ordinary course of business;

(h)	enters into any new individual contract or commitment requiring it to pay more than $200,000 per annum for more than 2 years, other than by way of capital expenditure permitted under 4.1(n);

(i)	acquires any assets whose aggregate value exceeds $1 million, other than assets acquired by way of capital expenditure permitted under 4.1(n);

(j)
engages any new permanent employee or amends the terms of employment of any permanent employee with a total annual remuneration in excess of $200,000, except in accordance with current personnel practices;

(k)	grants any severance or termination benefit in excess of $200,000 to any permanent employee, except in accordance with current personnel practices;

(l)	terminates or encourages the resignation of any Employee, except in accordance with current personnel practices or for good cause;

(m)	cancels any existing insurance policy in the name of or for the benefit of a Target Entity unless a replacement policy has been put in place;

(n)	undertakes any capital expenditure other than capital expenditure required in the ordinary and usual course of carrying out its business;

(o)	makes any loan to, or enters into any other material transaction with, any of its directors, officers, and employees;

(p)	makes any change in its accounting methods, principles or practices, except as required by concurrent changes in Accounting Standards;

(q)	cancels any debt owed to or claims held by any Target Entity other than in the ordinary course of business;

(r)
prepares, files or amends any Tax return inconsistent with past practice or, on any such Tax return, takes any position, makes any election, or adopts any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax returns in prior periods; or

(s)
enters into any Contract or renews any Contract containing, or otherwise subjecting the Buyer to, any non-competition, non-solicitation, exclusivity or other material restrictions on the business of any Target Entity or the Buyer.

4.2	Control Accounts
The Sellers must procure that between the date of this agreement and the earlier of Completion and termination of this agreement the Control Accounts are operated in the ordinary course of business and in a manner consistent with the operation of that account in the 12 months preceding the date of this agreement.

4.3	Permitted acts
Nothing in clause 4.1 restricts the Seller or any Target Entity from doing anything:

(a)	(Dividends): that is contemplated by and carried out under the terms of clause 4.4;

(b)	(novation of adviser mandates): to novate to the Sellers (or their agent or representative) the benefit of any advisor mandates relating to the transactions contemplated by this agreement;

(c)	(emergencies): to reasonably and prudently respond to an emergency or disaster (including a situation giving rise to a risk of personal injury or damage to property);

(d)	(legal or contractual obligations): that is necessary for any Target Entity to meet its legal or contractual obligations;

(e)	(ordinary course of business): in the ordinary and usual course of carrying out its business; or

(f)	(approved actions): that is approved in writing by the Buyer, such approval not to be unreasonably withheld or delayed.

4.4	Declaration and payment of Special Dividend

(a)	The Sellers warrant to the Buyer that as at the date of this agreement the Target Group had sufficient retained earnings and franking credits available to declare the Special Dividend.

(b)	The Sellers agree that:

(1)	the amount of the franking credit allocated to the Special Dividend paid by the Company (if any) will be up to the maximum franking credit available; and

(2)	the Company has not franked the Special Dividend paid by the Company (if any) such that it would cause the Company's franking account to be in deficit immediately after the dividend is paid.

(c)	The Sellers agree that the declaration and payment of any Special Dividend complies with the requirements of section 254T of the Corporations Act.

4.5	Access to Business before Completion

(a)
Subject to clause 4.5(b), during the period between the date of this agreement up to the earlier of Completion and termination of this agreement, the Sellers must ensure that the Buyer is given reasonable access during normal business hours, to the premises and senior management of the Target Entities for the purpose of ensuring a smooth integration of the Target Entities with the Buyer Group following Completion, provided that such access is at all times in the presence of a representative of the Sellers if required by the Sellers.

(b)
The Buyer must provide reasonable notice of any request for access pursuant to clause 4.5(a) (being not less than 2 Business Days) and ensure that any persons provided with the access referred to in clause 4.5(a) comply with the reasonable requirements of the Target Entities or any relevant Third Party in respect of the access and do not interfere with the Business or operations of the Target Entities.

(c)	Nothing in this clause 4.4 gives the Buyer any rights as to the decision making of the Target Entities prior to Completion.

4.6	D&O insurance
The Buyer must put in place insurance cover effective from Completion in respect of the officers of each Target Entity as at immediately before Completion on terms materially no less favourable than the terms of any existing insurance cover in respect of such officers. The Buyer must ensure that the insurance cover for each such officer remains in place until at least 7 years after the officer has resigned from the Target Entity and that the insurance cover is not cancellable.

5	Termination

5.1	Termination by the Buyer
The Buyer may terminate this agreement at any time before Completion by notice in writing to the Sellers:

(a)	if a Target Entity Insolvency Event occurs;

(b)	if a Seller Insolvency Event occurs;

(c)	a holder of an Encumbrance takes possession of the whole or any substantial part of the undertaking and property of any Target Entity; or

(d)	if the Sellers are in breach of any of clauses 4.1(a) to 4.1(g).

5.2	Termination by the Seller
The Sellers may terminate this agreement at any time before Completion by notice in writing to the Buyer if a Buyer Insolvency Event occurs.

5.3	Effect of termination
If this agreement is terminated under this clause 5 or clause 6.3(b), then:

(a)	each party is released from its obligations to further perform its obligations under this agreement, except those expressed to survive termination;

(b)	each party retains the rights it has against the other in respect of any breach of this agreement occurring before termination;

(c)	the Buyer must return to the Sellers all documents and other materials obtained from the Sellers in accordance with the terms of the Confidentiality Agreement; and

(d)
the rights and obligations of each party under each of the following clauses and schedules will continue independently from the other obligations of the parties and survive termination of this agreement:

(1)	clause 1 (Definitions, interpretation and agreement components);

(2)	clause 5 (Termination);

(3)	clause 16 (Confidentiality and announcements);

(4)	clause 17.2(a) (Duties, costs and expenses);

(5)	clause 18 (GST); and

(6)	clause 23 (General).

5.4	No other right to terminate or rescind
No party may terminate or rescind this agreement (including on the grounds of any breach of Warranty or misrepresentation that occurs or becomes apparent before Completion) except as permitted under this clause 5 or clause 6.3(b).

6	Completion

6.1	Time and Place
Subject to clause 5, Completion must take place at the office of DLA Piper Australia at Level 28 Waterfront Place, 1 Eagle Street Brisbane, Queensland at 11 am (Brisbane time) on the Completion Date, or at such other place, time and date as the Sellers and Buyer agree.

6.2	Completion

(a)	On or before Completion, each party must carry out the Completion Steps referable to it in accordance with Schedule 4.

(b)	Completion is taken to have occurred when each party has performed all its obligations under this clause 6 and Schedule 4.

6.3	Notice to complete

(a)	If a party (Defaulting Party) fails to satisfy its obligations under clause 6.2 and Schedule 4 on the day and at the place and time for Completion determined under clause 6.1, then:

(1)	the Sellers’ Representatives (where the Defaulting Party is the Buyer); or

(2)	the Buyer (where the Defaulting Party is one or more of the Sellers),
(in either case the Notifying Party), may give the Buyer's or Sellers’ Representatives (as applicable) a notice requiring the Defaulting Party to satisfy those obligations within a period of 5 Business Days from the date of the notice and declaring time to be of the essence.

(b)
If the Defaulting Party fails to satisfy those obligations within those 5 Business Days the Notifying Party may, without limitation to any other rights it may have, terminate this agreement by giving written notice to the Buyer's or Sellers’ Representatives (as applicable).

6.4	Completion simultaneous

(a)
Subject to clause 6.4(b), the actions to take place as contemplated by this clause 6 and Schedule 4 are interdependent and must take place, as nearly as possible, simultaneously. If one action does not take place, then without prejudice to any rights available to any party as a consequence:

(1)	there is no obligation on any party to undertake or perform any of the other actions;

(2)	to the extent that such actions have already been undertaken, the parties must do everything reasonably required to reverse those actions; and

(3)
the Sellers and the Buyer must each return to the other all documents delivered to them under clause 6.2(a) and Schedule 4 and must each repay to the other all payments received by it under clause 6.2(a) and Schedule 4, without prejudice to any other rights any party may have in respect of that failure.

(b)
The Buyer may, in its sole discretion, waive any or all of the actions that the Sellers are required to perform under clause 2.1 of Schedule 4 and the Sellers may, in their sole discretion, waive any or all of the actions that the Buyer is required to perform under clause 2.2 of Schedule 4.

7	Completion Working Capital Statement

7.1	Preparation of Completion Working Capital Statement
Following Completion, the Sellers and the Buyer must procure that the Completion Working Capital Statement is prepared and finalised in accordance with Schedule 5.

7.2	Purchase Price adjustments following Completion Working Capital Statement
If the Actual Adjustment Amount:

(a)	is a positive number, the Buyer must pay the Actual Adjustment Amount to the Sellers in their Respective Proportions, as an adjustment to the Purchase Price in favour of the Sellers;

(b)	is a negative number, the Sellers must pay the Actual Adjustment Amount to the Buyer in their Respective Proportions, as an adjustment to the Purchase Price in favour of the Buyer; or

(c)	is equal to zero, no adjustment to the Purchase Price will be made under this clause 7.2.

7.3	Payment of Actual Adjustment Amount

(a)
A party required to make a payment to another party under this clause 7 must make the payment in Immediately Available Funds without counter‑claim, deduction or set‑off within 5 Business Days after the finalisation of the Completion Working Capital Statement or Expert’s Report as applicable.

(b)
Payment of the Actual Adjustment Amount in accordance with clause 7.2(b) must be made from the Escrow Account, and the parties must instruct the Escrow Agent to make any payment required by clause 7.2(b) from the Escrow Account.

(c)
If the funds in the Escrow Account are insufficient to meet any obligation for payment of the Actual Adjustment Amount required under clause 7.2(b), the Sellers are not relieved of their obligation to pay the Actual Adjustment Amount as a result of clause 7.3(b), and must pay the difference between the Actual Adjustment Amount and the amount paid under clause 7.3(b) in accordance with clause 7.3(a).

8	Escrow Account

8.1	Establishment of Escrow Account
On or before Completion:

(a)	the Buyer must deliver to the Sellers and the Escrow Agent a counterpart of the Escrow Agreement duly executed by the Buyer;

(b)	the Sellers must deliver to the Buyer and the Escrow Agent a counterpart of the Escrow Agreement duly executed by each Seller; and

(c)
the Buyer and the Sellers must procure that the Escrow Agent delivers to the Buyer and the Sellers a counterpart of the Escrow Agreement duly executed by the Escrow Agent and must take all other steps necessary to procure that the Escrow Account is opened.

8.2	Operation of Escrow Account
The Buyer and the Sellers must promptly give or join in giving all instructions and take all other steps as may be necessary to procure that the Escrow Account is operated, and the Escrow Amount (including interest accruing on it) is applied, in accordance with this clause 8 and clause 7.3.

8.3	Payments in respect of Resolved Claims before Escrow Termination Date
If before the Escrow Termination Date a payment becomes due to the Buyer in respect of any Resolved Claim then within 5 Business Days after such payment becomes due an amount equal to the lower of that amount and the Escrow Amount must be paid out of the Escrow Account to the Buyer.

8.4	No Unresolved Claims on Escrow Termination Date
If there are no Unresolved Claims outstanding on the Escrow Termination Date, the Escrow Amount must be paid to the Sellers on the date that is 5 Business Days after the Escrow Termination Date and for this purpose the amount payable to each Seller is the Escrow Amount multiplied by the Respective Proportion for that Seller.

8.5	Unresolved Claims on Escrow Termination Date
If any Unresolved Claim is outstanding on the Escrow Termination Date:

(a)	an amount equal to the lower of:

(1)	the amount of all Unresolved Claims then outstanding; and

(2)	the Escrow Amount,
must be retained in the Escrow Account and dealt with in accordance with clause 8.5(c);

(b)
the balance, if any, of the Escrow Amount must be released to the Sellers on the date that is 5 Business Days after the Escrow Termination Date and for this purpose the amount payable to each Seller is the aggregate amount to be released from the Escrow Account multiplied by the respective Proportion for that Seller;

(c)	if that Unresolved Claim subsequently becomes a Resolved Claim and a payment becomes due to the Buyer in respect of that Resolved Claim, then:

(1)	within 5 Business Days after such payment becomes due an amount equal to the lower of that amount and the Escrow Amount must be paid out of the Escrow Account to the Buyer; and

(2)	after such payment has been made the provisions of clauses 8.5(a) and 8.5(b) will be applied as if references to the Escrow Termination Date were to the date on which that payment was made; and

(d)
if that Unresolved Claim subsequently becomes a Resolved Claim and no payment is due to the Buyer in respect of that Resolved Claim then the provisions of clauses 8.5(a) and 8.5(b) will immediately be applied as if references to the Escrow Termination Date were to the date on which that Unresolved Claim became a Resolved Claim.

8.6	Interest
Each payment out of the Escrow Account must be paid together with all interest accrued on the amount of the payment from the Completion Date until the date of payment.

9	Restraint

9.1	Non competition
Each Restricted Person must not and must procure that their Related Entities do not:

(a)	carry on any Restricted Business as principal or on its own account or as agent for any other person;

(b)	have any direct or indirect financial interest in any Restricted Business including as shareholder, member, unit holder, beneficiary, partner, guarantor, lender or financier; or

(c)	provide services in relation to any Restricted Business including as director, partner, or employee of, or adviser or consultant to, any person referred to in paragraphs (a) or (b).

9.2	Non solicitation
Each Restricted Person must not and must procure that their Related Entities do not

(a)
approach any person who is at Completion or was at any time during the 2 year period before Completion a customer (including any sub-merchants or persons that receive the benefit of the services supplied by the Company) of a Target Entity for the purpose of obtaining that person as a customer for goods or services of the type provided by a Target Entity at Completion;

(b)	induce or encourage any person who was at any time during the 12 month period before Completion an employee of a Target Entity to leave the employment of that Target Entity; or

(c)	interfere with the relationship between a Target Entity and any of its customers, employees or suppliers.

9.3	Restraint period
The undertakings in clauses 9.1 and 9.2 are given for each of the periods starting on the Completion Date and ending:

(a)	on the date that is two years after the Completion Date;

(b)	on the date that is one year after the Completion Date;

(c)	on the date that is six months after the Completion Date.

9.4	Restraint area
The undertakings in clause 9.1 apply only if the Restricted Business in relation to which the activity prohibited by clause 9.1 occurs is within:

(a)	Australia and New Zealand; or

(b)	the States of Victoria, New South Wales and Queensland.

9.5	Separate restrictions
The parties agree that:

(a)
clauses 9.1, 9.3 and 9.4 have effect together as if they consisted of separate restrictions, each resulting from combining an undertaking in clause 9.1 with a period in clause 9.3 and an area in clause 9.4, and each being severable from each other restriction;

(b)
clauses 9.2 and 9.3 have effect together as if they consisted of separate restrictions, each resulting from combining an undertaking in clause 9.2 with a period in clause 9.3 and each being severable from each other restriction; and

(c)	if any of those restrictions is invalid or otherwise unenforceable for any reason, the invalidity or unenforceability does not affect the validity or enforceability of any of the other restrictions.

9.6	Exceptions
Clauses 9.1 and 9.2 do not prevent any Restricted Person from:

(a)
holding securities in any listed corporation or unit trust which in aggregate carry not more than 5% of the votes which could be cast at a general meeting of that corporation or a meeting of holders of units in that unit trust; or

(b)
advertising employment vacancies in any newspaper, website or other publication or through a recruitment agency (except where the recruitment agency targets employees of any Target Entity) and interviewing and negotiating with any person responding to such advertisement.

9.7	Assignment
Notwithstanding any other provision of this agreement, the Buyer is entitled to assign the benefit of this clause 9 to any purchaser of the Shares or the shares of any Target Entity or the Business.

9.8	Acknowledgement
The Sellers acknowledge that all the prohibitions and restrictions in this clause 9 are reasonable in the circumstances and necessary to protect the goodwill of the Business.

9.9	Proceedings
The Seller acknowledge and agrees that damages alone would not be adequate to compensate the Buyer for any breach of this clause 9 and agree that:

(a)
without limiting the relief that the Buyer is entitled to seek, the Buyer may seek an injunction if a Seller is in breach or threatens to breach, or if the Buyer reasonably believes that a Seller will breach the provisions of this clause 9; and

(b)	no Seller will make any submission or contention in any proceeding at which the Buyer seeks an injunction in relation to any breach, or any alleged, threatened or apprehended breach, of this clause 9 to the effect that granting an injunction is not appropriate because the payment of damages alone would be adequate to compensate the Buyer.

10	Warranties and Indemnities

10.1	Warranties by the Sellers
Subject to the qualifications and limitations in clause 11:

(a)
each of the Sellers severally warrants to the Buyer, in respect of itself and the Shares held by it only, that each of the Seller Title and Capacity Warranties is true and accurate on its terms on the date of this agreement and immediately before Completion; and

(b)	the Sellers jointly and severally warrant to the Buyer that each of the Group Warranties is true and accurate on:

(1)	in respect of each Group Warranty that is expressed to be given on a particular date, that date; and

(2)	in respect of each other Group Warranty, the date of this agreement and immediately before Completion.

10.2	Basis of Sellers’ liability
The Buyer acknowledges that notwithstanding any other provision of this agreement:

(a)	each Seller gives each Seller Title and Capacity Warranty in respect of that Seller only and not any other Sellers;

(b)	no Seller is liable for any Claim arising out of a breach by another Seller of any Seller Title and Capacity Warranty; and

(c)	the Sellers are jointly and severally liable for any Claim made in relation to the Tax Indemnity up to an amount equal to the Escrow Amount and thereafter only in their Respective Proportions.

10.3	Independent Warranties
Each of the Warranties is to be construed independently of the others and is not limited by reference to any other Warranty.

10.4	Reliance
Each of the Sellers acknowledges that the Buyer has entered into this agreement and will complete this agreement in reliance on the Warranties.

10.5	Indemnity for breach of Seller Title and Capacity Warranty
The Sellers indemnify the Buyer against any Loss suffered or incurred by the Buyer as a result of a breach of a Seller Title and Capacity Warranty, except to the extent that the Seller Title and Capacity Warranty or the Seller's liability for the Loss are limited or qualified under clause 10.1, clause 10.2 or clause 11, and this will be the sole remedy of the Buyer in respect of any such breach.

10.6	Tax indemnity

(a)	The Sellers indemnify the Buyer against, and must pay the Buyer the amount of, any:

(1)
Tax payable by a Target Entity as a result of a Tax Demand to the extent that Tax relates to any period, or part period, up to Completion less any Tax Benefit for the relevant Target Entity that results from the Tax Demand; and

(2)
Tax Costs incurred by or on behalf of a Target Entity to the extent those Tax Costs arise from or relate to any of the matters for which the Sellers may be liable under clause 10.6(a)(1), less any Tax Benefit for the relevant Target Entity that results from those Tax Costs.

except to the extent that the Sellers’ liability for the Tax is limited or qualified under clauses  11.5, 11.6, 11.7, 11.8, 11.9, 11.11, 11.11 or 11.13 or has been included as (or otherwise taken into account of or reflected in) a provision, allowance, reserve or accrual in the Accounts or the Completion Working Capital Statement, and this will be the sole remedy of the Buyer in respect of any such Tax or Tax Costs.

(b)
the indemnity in clause 10.6(a) is not affected by any of the Warranties set out in Section 14 of Schedule 2 and to the extent that there is any inconsistency between those Warranties and the indemnity in clause 10.6(a), the indemnity prevails.

10.7	Refunds by Buyer
If:

(a)
following payment by the Sellers of an amount under clause 10.6 for a Tax Claim, all or part of the Tax Claim amount is refunded either in cash or by credit to the Buyer, a Buyer Group Member or a Target Entity (including, but not limited to, any amount or credit received following a successful objection or appeal); or

(b)
the Buyer, a Buyer Group Member or a Target Entity receives a refund (other than the Tax Refund) either in cash or by credit which relates to an act or omission of, or occurrence affecting, a Target Entity before the Completion Date, then the Buyer must (or procure that the relevant Buyer Group Member or Target Entity) immediately pay to the Sellers, in their Respective Proportions:

(c)	in the case of 10.7(b), an amount equal to so much of the refund to the extent that it has not been taken into account in clause 10.6: and

(d)	an amount equal to any interest paid or credited to a Target Entity which is referable to the amount referred to in this clause 10.7.

11	Qualifications and limitations on Claims

11.1	Disclosure

(a)
The Buyer acknowledges and agrees that the Sellers have disclosed or are deemed to have disclosed against the Warranties, and the Buyer is aware of and will be treated as having actual knowledge of, all facts, matters and circumstances that:

(1)	are provided for or described in this agreement;

(2)	are fairly disclosed in the information contained in the Disclosure Materials;

(3)	as at 10 Business Days prior to the date of this agreement, are or would be disclosed by a search against the names of the Target Entities of the records available for public inspection maintained by:

(A)	ASIC at www.asic.gov.au;

(B)	Companies House (United Kingdom) at www.companieshouse.gov.uk;

(C)	Companies Office (New Zealand) at http://www.business.govt.nz/companies;

(D)	the High Court, Federal Court, the Supreme Courts of any Australian State or Territory;

(E)	Land and Property Information, New South Wales; the Victoria Land Registry, Victoria; the Queensland Land Registry, Queensland;

(F)	IP Australia on the following databases:

(i)	for trade marks ("ATMOSS"): http://pericles.ipaustralia.gov.au/atmoss/falcon.application_start;

(ii)	for patents ("AusPat"): http://www.ipaustralia.gov.au/auspat/index.htm; and

(iii)	for designs ("ADDS"): http://pericles.ipaustralia.gov.au/adds2/adds.adds_simple_search.paint_simple_search.

(b)
The Group Warranties are given subject to the disclosures described in clause 11.1(a). The Sellers will have no liability under the Group Warranties to the extent that disclosure is made against the Warranties under this clause 11.1.

(c)	The Buyer must not make a Claim, and the Sellers will not be in breach of a Group Warranty, if the facts, matters or circumstances giving rise to such Claim are disclosed under clause 11.1(a).

(d)	This clause 11.1 does not apply to the Seller Title and Capacity Warranties.

(e)	The Buyer acknowledges and agrees that none of the Seller Group, the Sellers’ Representatives nor any Seller Group Representative or Adviser:

(1)	accepts any duty of care in relation to the Buyer in respect of any disclosure or the provision of any information; nor

(2)
to the maximum extent permitted by law, is liable to the Buyer other than under this agreement if, for whatever reason, any disclosure or information is or becomes inaccurate, incomplete or misleading in any way.

11.2	Fair Disclosure
For the purposes of the Warranties, a matter is “fairly disclosed” if the matter is disclosed in sufficient detail so as to enable a reasonable purchaser of the Shares, experienced in transactions of the nature of the Sale and familiar with the operation of businesses similar to the Business, to fairly assess or identify the nature, import and significance of the matter.

11.3	Awareness
Where a Warranty is given ‘to the best of the Sellers’ knowledge’, or ‘so far as the Sellers’ are aware’ or with a similar qualification as to the Sellers’ awareness or knowledge, the Sellers’ awareness is limited to those facts, matters or circumstances of which a Specified Executive is actually aware as at the date of this agreement or would be aware of the fact, matter or circumstance if that Specified Executive had made reasonable enquiries of the persons and records likely to be relevant to the accuracy of the Warranty having regard to the Specified Executives position and circumstances.

11.4	Acknowledgements

(a)	For the purpose of and in relation to or in connection with clause 11.10, the Buyer and the Buyer’s Guarantor acknowledge to the Sellers that:

(1)
at no time has any Seller Group Member or any person on any of their behalf, made or given and no Buyer Group Member has relied on, any representation, warranty, promise or undertaking in respect of the future financial performance or prospects of the Target Entities, except those expressly set out in this agreement (including in the Warranties) and in any event, without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement, the only rights or remedies in relation to any representation, warranty, assurance, covenant, indemnity, undertaking or commitment given or action taken in connection with this agreement are those pursuant to this agreement and no party has any other right or remedy (whether by way of a claim for contribution or otherwise) in tort (including negligence) or for misrepresentation (whether negligent or otherwise, and whether made prior to, or in, this agreement);

(2)
they have not relied on anything other than the warranties given and the statements made in this agreement (including the Warranties) in agreeing to buy the Shares and, in particular, no representations, warranties, promises, undertakings, statements or conduct have:

(A)	induced or influenced the Buyer or the Buyer’s Guarantor to enter into, or agree to any terms or conditions of, this agreement;

(B)	been relied on in any way as being accurate by a Buyer Group Member or the Buyer’s Guarantor;

(C)	been warranted to a Buyer Group Member as being true; or

(D)	been taken into account by the Buyer or the Buyer’s Guarantor as being important to its decision to enter into, or agree to any or all of the terms of, this agreement, except those expressly set out in this agreement (including in the Warranties);

(3)	they have entered into this agreement after satisfactory inspection and investigation of the affairs of the Target Entities, including a review of the Disclosure Materials;

(4)
they have made, and they rely upon, their own searches, investigations, enquiries and evaluations in respect of the Target Entities and the Business and their own evaluation of the Disclosure Materials;

(5)	they have had the benefit of independent legal, tax and accounting advice relating to the proposed purchase of the Shares by the Buyer and the terms of this agreement;

(6)
no Seller Group Member nor any Seller Group Representative or Adviser are under any obligation to provide any Buyer Group Member or its representatives or advisers with any information on the future financial performance or prospects of the Target Entities;

(7)
none of the Sellers has made any warranty (including in the Warranties) as to the accuracy of any forecast, model, budget estimate, projection, business plan, statement of opinion or statement of intention (Forward-looking Information) provided to the Buyer, the Buyer’s Guarantor or their representatives or advisers before the date of this agreement;

(8)
they are not entering into this agreement in reliance on, and they may not rely on, any Forward-looking Information or any warranty, representation or other statement made or purporting to be made by or on behalf of any of the Sellers, other than the Warranties; and

(9)	no Seller Group Member nor any Seller Group Representative or Adviser is liable under any Claim arising out of or relating to any Forward-looking Information.

(b)	The acknowledgments in clause 11.4(a) are not intended and must not be construed as qualifying the subject matter of the Warranties.

(c)
The Buyer acknowledges that the Sellers’ have agreed to sell the Shares and enter into this agreement relying on the representations in this clause 11.4 and would not be prepared to sell the Shares on any other basis.

11.5	Maximum and minimum amounts

(a)
The Sellers are not liable under a Claim (other than a Claim under clause 7, arising under a Seller Title and Capacity Warranty or a Tax Claim) unless the amount finally agreed or adjudicated to be payable:

(1)	in respect of that Claim exceeds $400,000; and

(2)	either alone or together with the amount finally agreed or adjudicated to be payable in respect of other Claims that satisfy clause 11.5(a)(1) exceeds $2 million, in which event, subject to clauses 11.5(b), 11.5(c) and 11.5(d), the Sellers are liable for so much of that amount as exceeds the thresholds in (2) above.

(b)
The maximum amount that the Sellers (in aggregate) are required to pay in respect of all Claims (other than a Claim arising under clause 7.3(c), a Seller Title and Capacity Warranty or a Tax Claim) whenever made is limited to the Escrow Amount;

(c)	The maximum amount that the Sellers (in aggregate) are required to pay in respect of all Claims arising under a Seller Title and Capacity Warranties or a Tax Claim is the Headline Purchase Price; and

(d)	For the purposes of clause 11.5(a)(1):

(1)	Claims arising out of separate sets of facts, matters or circumstances will not be treated as one Claim, even if each set of facts, matters or circumstances may be a breach of the same Warranty; and

(2)	Claims of the same or similar nature arising out of the same or similar facts, matters and circumstances will be treated as one Claim.

11.6	Time limits
The Sellers are not liable under a Claim if:

(a)	the Buyer does not notify the Sellers’ Representatives of the Claim in accordance with clause 13.1(a) before:

(1)	5 years and 6 months after Completion in the case of a Tax Claim; or

(2)	18 months after Completion in all other cases; and

(b)	within 6 months (or such longer period as may be agreed) of the date the Buyer notifies the Sellers’ Representatives of the Claim under clause 13.1(a):

(1)	the Claim has not been agreed, compromised or settled; or

(2)	the Buyer has not properly issued and validly served legal proceedings against the Sellers in respect of the Claim.
For the avoidance of doubt the Sellers liability is not limited in relation to a Claim where the Buyer has properly issued and validly served legal proceedings against the Sellers in respect of the Claim within time required by clause 11.6(b).

11.7	Disposal of Business
The Sellers are not liable under a Claim if:

(a)
the Target Entities have ceased to be Controlled (either directly or indirectly), or the Target Entity in respect of which the Claim arises has ceased to be Controlled (either directly or indirectly), by either the Buyer or the Buyer’s Guarantor (or both); or

(b)	all or a majority of the Business, or of the assets of the Target Entity in respect of which the Claim arises, has or have ceased to be owned by either the Buyer or the Buyer’s Guarantor (or both), other than:

(c)	as a result of a control transaction in relation to or a change in control of the Buyer’s Ultimate Holding Company; or

(d)	a restructure of the Buyer Group which does not result in a change to the Buyer’s Ultimate Holding Company.

11.8	Recovery under other rights and reimbursement

(a)
The Sellers are not liable under a Claim arising from a breach of Warranty or under an Indemnity for any Loss that a Buyer Group Member or a Target Entity has recovered under any means, from another source whether by way of contract, indemnity or otherwise (including under a policy of insurance or from a Governmental Agency) in respect of any fact, matter or circumstance giving rise to that Claim.

(b)
If, after the Seller has made a payment in respect of a Claim arising from a breach of Warranty, a Buyer Group Member or a Target Entity recovers or is compensated for by any other means, any Loss that gave rise to the Claim, the Buyer must immediately pay to the Seller as an increase in the Purchase Price, the lesser of:

(1)	the amount of the Loss that was recovered or compensated for; and

(2)	the amount paid by the Seller in respect of the Claim.

11.9	Exclusions

(a)
The Buyer and the Buyer’s Guarantor acknowledge and agree that to the maximum extent permitted by law, the Buyer and the Buyer’s Guarantor agree not to make and waive any right they may have to make any Claim against any Seller under any provision of Part 7.10 of the Corporations Act, the Competition and Consumer Act 2010 (Cth) (including sections 18, 20, 21, 22 and 29 of Schedule 2 (Australian Consumer Law) of that Act), Part 2 Division 2 of the Australian Securities and Investments Commission Act 2001 (Cth) or any similar provisions in the legislation of any State or Territory or the Commonwealth of Australia.

(b)
To the maximum extent permitted by law, each of the parties undertake to each other party and to any person who was at the date of this agreement a current or former director, officer or employee of any Seller, of any Seller Group Member or of any Target Entity (each such person an Officer) that neither it nor any of its Affiliates will at any time make any Claim or Demand against any Officer in respect of any matter arising in connection with this agreement or any transaction contemplated by this agreement, including in respect of any breach of Warranty or any Claim under an Indemnity, provided that this clause does not prevent a Claim or Demand which relates solely to conduct of the relevant Officer which amounts to fraud.

11.10	General limitations
The Sellers are not liable under a Claim for any Loss or amount described below to the extent that that Loss or amount:

(a)	(provisions in Accounts): has been included as (or otherwise taken account of or reflected in) a provision, allowance, reserve or accrual in the Accounts or the Completion Working Capital Statement;

(b)	(pre Completion actions): arises from an act or omission by or on behalf of a Seller Group Member or a Target Entity before Completion that was done or made:

(1)	with the written consent of the Buyer; or

(2)	at the written direction or instruction of the Buyer;

(c)	(post Completion conduct): arises from, or is increased as a result of, anything done or not done after Completion by or on behalf of a Buyer Group Member or a Target Entity other than:

(1)	to satisfy an obligation of the Buyer under this agreement; or

(2)	to satisfy an obligation under any legislation, regulations or judicial or governmental requirement in force as at Completion;

(d)
(promoted claims): arises from a Third Party Claim that is attributable to anything done or not done after Completion by or on behalf of a Buyer Group Member or a Target Entity that caused the Third Party Claim to be made;

(e)	(breach of law or contract): could only have been avoided by a Seller Group Member breaching its obligations at law or under this agreement;

(f)	(change of law or interpretation): arises from:

(1)	the enactment or amendment of any legislation or regulations;

(2)	a change in the judicial or administrative interpretation of the law; or

(3)	a change in the practice or policy of any Governmental Agency, after the date of this agreement, including legislation, regulations, amendments, interpretation, practice or policy that has a retrospective effect;

(g)	(consequential loss):

(1)	subject to (2), is punitive damages (whether direct or indirect), special, loss or damage, indirect loss or damage or consequential loss or damage including loss of profits;

(2)	the following losses are direct Losses (not indirect or consequential losses) in respect of which the Buyer is entitled to recover:

(A)	loss of profits of the Target Group;

(B)	diminution in the value of the assets of the Target Group (including goodwill); and

(C)	diminution in the value of the Business,
where such losses result in the diminution of the value of the Shares.

(h)
(change in accounting policy): would not have arisen but for a change after Completion in any accounting policy or practice of a Buyer Group Member or a Target Entity that applied before Completion, except as required to comply with change in the law or the Accounting Standards after Completion;

(i)	(mitigation): arises from, or to the extent it is increased as a result of, a failure by the Buyer or any of its Related Entities to take reasonable steps to mitigate that Loss;

(j)
(remediable loss): is remediable, provided it is remedied to the satisfaction of the Buyer, acting reasonably, within 30 Business Days after the Sellers’ Representatives receive written notice of the Claim in accordance with clause 13.1(a); or

(k)	(compliance) arises from or is increased by the Buyer’s failure to comply in any material respect with clause 13 in respect of a Claim.

11.11	Other limitations

(a)	If:

(1)
an accrual, allowance, provision or reserve in the Completion Working Capital Statement in respect of a Tax exceeds the actual liability in respect of that Tax and that liability has been finally satisfied;

(2)
an entitlement to any Tax Relief that is shown as an asset in the Completion Working Capital Statement is understated and the amount of the understatement has been actually received by a Target Entity; or

(3)	an entitlement to any Tax Relief relating to any period prior to Completion that is not shown as an asset in the Completion Working Capital Statement is received after Completion, then the Seller’s liability in respect of any Tax Claims shall be reduced by the amount of the actual excess, actual understatement or amount received (as applicable).

(b)	The Sellers are not liable under a Claim (including a Tax Claim) for any Loss or amount described below:

(1)
(inconsistent position): Loss that arises from a Target Entity taking a position (including in any Tax return, Tax statement or accounts) in relation to the application of a Tax Law that is inconsistent with the position taken by that Target Entity before Completion (including any position adopted in relation to the preparation of any Pre Completion Returns), unless the Target Entity is required to adopt an inconsistent position to comply with a Tax Law but excluding any changes in Tax Law after the date of this agreement; or

(2)	(failure to take action): Loss that arises from a Target Entity’s failure to take any action after Completion required by any applicable Tax Law in relation to any Tax.

(c)
No Tax Claim may be made in respect of any Duty to which any Target Entity is, or becomes liable to pay, as a consequence of the execution, delivery and performance of this agreement, any agreement or document entered into or signed under any such agreement, including any acquisition statement or similar document required to be executed by any Governmental Agency.

11.12	Buyer benefits
In assessing any Loss recoverable by the Buyer as a result of any Claim, there must be taken into account any benefit accruing to the Buyer Group (including any amount of any relief, allowance, exemption, exclusion, set-off, deduction, loss, rebate, refund, right to repayment or credit granted or available in respect of a Tax under any law obtained or obtainable by the Buyer Group and any amount by which any Tax for which the Buyer Group is or may be liable to be assessed or accountable is reduced or extinguished), arising directly or indirectly from the matter that gives rise to that Claim.

11.13	Sole remedy

(a)	It is the intention of the parties that the Buyer Group’s sole remedies in connection with the Sale will be as set out in this agreement.

(b)
None of the Sellers has any liability to a Buyer Group Member or a Target Entity under a Claim unless the Claim may be made under the terms of this agreement or arises out of a statutory right or other claim that cannot be excluded by contract.

(c)
The Buyer must not, and must procure that each Target Entity, Buyer Group Members and other Affiliates do not, make a Claim of the kind referred to in clause 11.14(b) that the Buyer would not be entitled to make under this agreement or that is otherwise inconsistent with the Buyer’s entitlement to make a Claim under this agreement and the Buyer acknowledges that to do so would be to seek to circumvent the parties’ intention expressed in clause 11.13.

11.14	Payments affecting the Purchase Price

(a)	Any payment made by any of the Sellers to a Buyer Group Member or a Target Entity in respect of any Claim will be in reduction of the Purchase Price.

(b)	Any payment (including a reimbursement) made by a Buyer Group Member or a Target Entity to any Seller in respect of any Claim will be an increase in the Purchase Price.

11.15	Independent limitations
Each qualification and limitation in this clause 11 is to be construed independently of the others and is not limited by any other qualification or limitation.

12	Trustee limitation of liability

12.1	Capacity
Notwithstanding any other provision of this agreement, each Seller enters into this agreement in its capacity as trustee of the relevant Trust and in no other capacity.

12.2	Limitation of liability
The recourse of any party to the Sellers in respect of any obligation or liability of the Sellers under or in respect of this agreement is limited to the lower of (a) the Purchase Price received by the Sellers under this agreement and (b) the Sellers' ability to be indemnified from the assets of the Trust and if as a result of this limitation any party does not receive or recover the full amount due to it in connection with the performance or non-performance by the Sellers of any of its obligations, or the payment or non-payment by the Sellers of any of its liabilities, under or in respect of this agreement, the party may not seek to recover the shortfall by bringing proceedings against the Sellers in their personal capacity.

12.3	Limitation not to apply
Clause 12.2 does not apply to any obligation or liability of the Sellers to the extent that it is not satisfied because there is for any reason a reduction in the extent of the Sellers' indemnification out of the assets of the Trust arising as a result of its fraud, gross negligence or breach of trust.

13	Procedures for dealing with Claims

13.1	Notice of Claims

(a)	(Actual Claims): The Buyer must promptly notify the Sellers’ Representatives if:

(1)
it decides to make a Claim against any of the Sellers that either alone or together with other Claims against the Sellers exceeds any applicable thresholds set out in clause 11.5(a) (if applicable); or

(2)	a Third Party Claim or Tax Demand is made that may give rise to a Claim against any Seller or which will or may affect the Completion Working Capital Statement.

(b)	(Details required): The Buyer must include in each notice given under clause 13.1(a) all relevant details (including the amount) then known to a Buyer Group Member or a Target Entity of:

(1)	the Claim and if applicable, any other Claims that together with the Claim give rise to any applicable thresholds in clause 11.5(a) being exceeded;

(2)	if applicable, the Third Party Claim or Tax Demand; and

(3)	reasonable details of the facts, matters or circumstances giving rise to the Claim.

(c)	(Extracts): The Buyer must also include in each notice given under clause 13.1(a) or 13.1(b) an extract of:

(1)	any part of a Demand (including a Tax Demand) that identifies the liability or amount to which the Claim relates or other evidence of the amount of the Demand to which the Claim relates; and

(2)
if available or relevant, any corresponding part of any adjustment sheet or other explanatory material issued by a Governmental Agency that specifies the basis for the Demand to which the Claim relates or other evidence of that basis, as soon as practicable and in any event within 5 days of receipt of that document by a Buyer Group Member or a Target Entity.

(d)
(Demands): The Buyer must provide a copy of any document referred to in clause 13.2 to the Sellers’ Representatives as soon as practicable of receipt of that document by a Buyer Group Member or a Target Entity.

(e)	(Developments): The Buyer must also, on an on‑going basis, keep the Sellers’ Representatives informed of all developments in relation to the Claim notified under clause 13.1(a) or 13.1(b).

(f)
(Compliance): If the Buyer does not fully comply with this clause 13 in respect of a Claim, the Sellers are not liable under the Claim to the extent that the non-compliance has increased the amount of the Claim.

13.2	Third Party Claims
The following additional obligations apply in respect of Third Party Claims:

(a)	(No admission): The Buyer must not, and must ensure that each Target Entity and Buyer Group Member does not:

(1)	accept, compromise or pay;

(2)	agree to arbitrate, compromise or settle; or

(3)	make any admission or take any action in relation to,
a Third Party Claim that may lead to liability on the part of any of the Sellers under a Claim or which will or may affect the Completion Working Capital Statement without the prior written approval of the Sellers’ Representatives (which must not be unreasonably withheld or delayed).

(b)
(Defence of claim): Following receipt by the Sellers’ Representatives of a notice under clause 13.1(a) in respect of a Claim that arises from a Third Party Claim, the Sellers’ Representatives (on behalf of the Sellers) may, by giving written notice to the Buyer, assume the conduct of the defence of the Third Party Claim other than where the matter that is the subject of the Third Party Claim may (in the opinion of the Buyer acting reasonably) materially damage the reputation of the Buyer or the Target Entities.

(c)	(Sellers’ assume conduct): If the Sellers’ Representatives advise the Buyer that the Sellers’ wish to assume the conduct of the defence of the Third Party Claim under clause 13.2(b), then:

(1)
(access) the Buyer must provide, and must procure that each Buyer Group Member and Target Entity provides, the Sellers’ Representatives with all reasonable assistance requested by them in relation to the Third Party Claim, including providing access to witnesses and documentary or other evidence relevant to the Third Party Claim, allowing it and its legal and tax advisers to inspect and take copies of all relevant books, records, files and documents, and providing it with reasonable access to the personnel, premises and chattels of the Buyer Group Members and the Target Entities; and

(2)
(actions) provided that the Sellers provide the Buyer with an indemnity in relation to all Loss that may result from such action, the Buyer must promptly take, and must procure that each Buyer Group Member and Target Entity promptly takes, all action reasonably requested by the Sellers’ Representatives to avoid, contest, compromise or defend the Third Party Claim other than where the matter that is the subject of the Claim may (in the opinion of the Buyer acting reasonably) materially damage the reputation of the Buyer or the Target or the Target Entities.

(d)
(Conduct of claim by Sellers): If the Sellers’ assume the conduct of the defence of a Third Party Claim, in conducting any proceedings or actions in respect of that Third Party Claim the Sellers’ Representatives must:

(1)	act in good faith;

(2)	liaise with the Buyer in relation to the defence of the Third Party Claim;

(3)	provide the Buyer with copies of any notice, correspondence or other document relating to the Third Party Claim; and

(4)	act reasonably in all the circumstances, including having regard to the likelihood of success and the effect of the proceedings or actions on the goodwill or reputation of the business of the Buyer.

(e)
(Buyer assumes conduct): If the Sellers’ Representatives advise the Buyer that the Sellers do not wish to assume the conduct of the defence of the Third Party Claim or the Buyer assumes the conduct of the claim in accordance with clause 13.2(b) or 13.2(c)(2), then the Buyer must procure that any Buyer Group Member or Target Entity that is conducting any proceedings or actions in respect of that Third Party Claim:

(1)	acts in good faith;

(2)	liaises with the Sellers’ Representatives in relation to the defence of the Third Party Claim;

(3)	provides the Sellers’ Representatives copies of any notice, correspondence or other document relating to the Third Party Claim; and

(4)
acts reasonably in all the circumstances, including, having regard to the likelihood of success and the effect of the proceedings or actions on the goodwill or reputation of any Seller Group Members or any business of the Seller Group.

(f)	(Restrictions on access): nothing in clause 13.2(c)(1) requires the Buyer to allow the Sellers to have access to anything that:

(1)	is the subject of legal professional privilege; or

(2)	has been prepared for the purpose of, or in contemplation of, the Buyer making a Claim against the Sellers under this agreement.

13.3	Tax Demands
The following additional obligations apply in respect of Claims arising from or involving a Tax Demand.

(a)
(Payment if not contesting a Tax Demand): If the Sellers’ Representatives do not advise the Buyer that the Sellers’ Representatives wish to contest the Tax Demand then the amount of the Tax Demand will be paid to the Buyer from the Escrow Account (as a reduction in the Purchase Price) the amount notified by the Buyer by the later of:

(1)	2 Business Days before the due date for payment to the Governmental Agency; or

(2)	10 Business Days after receipt of the notice given by the Buyer under clause 13.1.

(b)
(Contesting a Tax Demand): Following receipt of a notice under clause 13.1 in respect of a Claim that arises from or involves a Tax Demand, the Sellers’ Representatives may, by written notice to the Buyer no later than 5 Business Days before the due date for payment of the relevant Tax, advise the Buyer that it wishes to contest the Tax Demand.

(c)	(Procedure for contesting a Tax Demand): If the Sellers’ Representatives advise the Buyer that it wishes to contest the Tax the subject of the Tax Demand then:

(1)
(Payment of Tax) the Sellers must pay the Buyer in their Respective proportions, in Immediately Available Funds and as a reduction in the Purchase Price, so much of the Tax as is required by the relevant Governmental Agency to be paid while any action is being taken under this clause 13.3 by the date that is the later of 2 Business Days before the due date for payment to the Governmental Agency and 10 Business Days after receipt of the notice given by the Buyer under clause 13.1; and

(2)
(Objection to Tax Demand or Disputing Action) at the written request of the Sellers’ Representatives, the Buyer must take, or procure that the person required to pay the Tax (Tax Payor) takes such Disputing Action in a timely manner in relation to the Tax Demand as the Sellers’ Representatives may reasonably require. The Buyer will not be required to take any Disputing Action under this clause 13.3(c)(2) unless the grounds of the objection are considered to have a reasonable chance of success, set out in an opinion from reputable tax practitioner (acceptable to the Buyer) provided to the Buyer as soon as is reasonably practicable.

(d)
(Conduct of proceedings by the Sellers): If the Sellers’ Representatives contest the Tax the subject of a Tax Demand then the Buyer must follow, and must procure that each Buyer Group Member and Target Entity follows, all reasonable directions of the Sellers’ Representatives relating to the conduct of any Disputing Action referred to in clause 13.3(c) and in this clause 13.3(d), including using professional advisers nominated by the Sellers’ Representatives. In making such directions, the Sellers’ Representatives must:

(1)	act in good faith;

(2)	liaise with the Buyer in relation to the conduct of any Disputing Action referred to in clause 13.3(c) and this clause 13.3(d);

(3)	provide the Buyer with reasonable access to a copy of any notice, correspondence of other document relating to that Disputing Action;

(4)
act reasonably in all circumstances, including, having regard to the likelihood of success and the effect of the directions in the goodwill or reputation of the Business or any party to this agreement.

(e)
(Access): The Buyer must provide, and must procure that each Buyer Group Member and Target Entity provides, the Sellers’ Representatives with all reasonable assistance requested by it in relation to the Tax Demand and the Disputing Action contemplated by clause 13.3(c) and clause 13.3(d) including providing, at the Sellers’ cost, access to witnesses and documentary or other evidence relevant to the Tax Demand or the Disputing Action, allowing it and its legal and tax advisers to inspect and take copies of all relevant books, records, files and documents, and providing it with reasonable access to the personnel, premises and chattels of the Buyer Group Members and the Target Entities for the sole purpose of obtaining information in relation to the Tax Demand or Disputing Action.

14	Buyer Warranties

14.1	Buyer Warranties
The Buyer gives the Buyer Warranties in favour of each of the Sellers on the date of this agreement and the Buyer Warranties will be deemed to be repeated immediately before Completion.

14.2	Independent Warranties
Each of the Buyer Warranties is to be construed independently of the others and is not limited by reference to any other Buyer Warranty.

14.3	Reliance
The Buyer acknowledges that the Sellers have entered into this agreement and will complete this agreement in reliance on the Buyer Warranties.

15	Period after Completion

15.1	Appointment of proxy

(a)	From Completion until the Shares are registered in the name of the Buyer, each Seller must:

(1)	appoint the Buyer as its sole proxy in respect of its Shares to attend shareholders’ meetings and exercise the votes attaching to those Shares;

(2)	not attend and vote at any shareholders’ meetings; and

(3)	take all other actions in the capacity of a registered holder of the Shares as the Buyer directs.

(b)	The Buyer indemnifies each of the Sellers against all Loss suffered or incurred by it arising out of the implementation of any action taken in accordance with the proxy referred to in clause 15.1(a).

15.2	Access to records by Sellers

(a)	The Buyer must procure that all Business Records are preserved in respect of the period ending on the Completion Date until the later of:

(1)	6 years from the Completion Date; and

(2)	any date required by an applicable law.

(b)	After Completion the Buyer must, on reasonable notice from the Sellers’ Representatives:

(1)	provide the Sellers and their advisers with reasonable access to the Business Records and allow the Sellers to inspect and obtain copies or certified copies of the Business Records; and

(2)	provide the Sellers and their advisers with reasonable access to the personnel and premises of the Buyer Group Members and the Target Entities, for the purpose of assisting the Seller Group Members to prepare tax returns, accounts and other financial statements, discharge statutory obligations or comply with Tax or other legal requirements or to conduct legal or arbitration proceedings. Clause 16.2 applies to any information provided and the Sellers will have no claim against any Buyer Group Member or Target Entity with respect to the accuracy, relevance or use of that information.

(c)	The Sellers must reimburse the Buyer for its reasonable costs in retrieving any Business Records and making personnel and premises available under this clause 15.2.

(d)	The Buyer is not obliged to waive legal professional privilege. The Sellers must comply with any reasonable steps requested by the Buyer to preserve confidentiality.

(e)	The Buyer agrees that each of the Sellers may retain copies of any Business Records that they may require to enable them to comply with any applicable law after the Completion Date.

15.3	Consents to change in control
The Sellers must after Completion provide such assistance as the Buyer reasonably requires to obtain consents that are required under the terms of any Fundamental Business Contract to the change in control of the Target Entities that occurred on Completion and which have not been obtained on or before Completion.

15.4	Pre‑Completion Tax returns

(a)	The Sellers and the Buyer agree that the Buyer or its duly authorised agent will prepare or procure the preparation of any Tax return for each Target Entity for any Tax period:

(1)	ending on or prior to the Completion Date (Pre Completion Period); and

(2)	that starts prior to Completion and ends after the Completion Date (Straddle Period), so that any Tax return for any Pre Completion Period or Straddle Period may be lodged with the relevant Governmental Agency at the latest, by the last day on which they can be lodged without the imposition of penalties or interest charges.

(b)
The Sellers must provide the Buyer with such reasonable assistance as is required by the Buyer and each Target Entity or its duly authorised agent to prepare any Tax return for any Pre Completion Period or Straddle Period.

(c)	In preparing a Tax return for a Pre Completion Period or Straddle Period:

(1)
the Buyer must, no later than 10 Business Days prior to the due date for lodgement for a Business Activity Statement and no later than 30 Business Days prior to the due date for lodgement for any other Tax return, provide the Sellers with a copy of the Tax return and supporting calculations for the Sellers' review and comment;

(2)
if any Sellers object to any item in a relevant Tax return, the Sellers must notify the Buyer of the objection no later than 5 Business Days prior to the due date for lodgement for a Business Activity Statement and no later than 10 Business Days prior to lodgement for any other Tax return and the parties must attempt in good faith to resolve the dispute; and

(3)	if the parties cannot resolve the dispute by agreement by the due date for lodgement of the Tax return:

(A)	the Buyer will (or will cause the relevant Target Entity to) lodge the Tax return as prepared by the due date for lodgement;

(B)	the Buyer and the Sellers must appoint an independent expert to resolve the dispute under clause 15.4(d); and

(C)
if required as a result of the independent expert's determination, the Buyer will (or will cause the relevant Target Entity to) make, file, lodge or submit an amended Tax return (or otherwise request an amendment of an assessment or propose an adjustment to a Tax return or Tax assessment) which reflects the resolution of the disputed items.

(d)	If the Buyer and the Sellers are required to appoint an independent expert under this clause 15.3, then:

(1)
they must as soon as practicable appoint an independent expert to determine the proper amounts for the items remaining in dispute, being such person as is agreed by the Buyer and the Sellers, or, if they cannot agree on the identity of the expert within 5 Business Days, such person as is nominated by the Institute of Arbitrators and Mediators Australia as an appropriate Tax expert to resolve the dispute, on the request of either the Buyer or the Sellers;

(2)	the expert must determine the proper amounts for the items in dispute by applying the usual tax accounting practices of the Target Entities as applied in the period prior to Completion;

(3)
in reaching its determination, the expert may ask for submissions from the parties and may make its own investigations, as the expert sees fit. Copies of all submissions and details of any investigations must be provided to the Buyer and Sellers;

(4)	the expert’s determination is, in the absence of manifest error, final and binding on the parties and a party must not commence court proceedings or arbitration in relation to the dispute; and

(5)
the expert’s costs and expenses in connection with the dispute resolution proceedings will be borne by the parties in the manner determined by the expert (and the parties must request that determination) and in the absence of such a determination will be borne by the Sellers and the Buyer equally.

The expert appointed under this clause 15.4(d) acts as an expert and not as an arbitrator. The dispute resolution proceedings under this clause 15.4(d) are not arbitration proceedings under the Commercial Arbitration Act 1984 (NSW).

(e)	The Buyer will (or will cause the relevant Target Entity to):

(1)	prepare and submit Tax returns, elections, surrenders, disclaimers, notices and consents on behalf of the Target Entity for the Pre Completion Period and the Straddle Period;

(2)
deal with all Tax matters which affect a Target Entity (including the conduct of negotiations and correspondence and agreements with the relevant Governmental Agency) in respect of the Pre Completion Period and the Straddle Period; and

(3)	provide the Sellers with a copy of such Tax returns as filed as soon as reasonably practicable, provided that the Buyer consults with the Sellers in relation to (and prior to engaging in) any non-routine communications (including, for the avoidance of doubt, where such communications may result in, or otherwise be relevant to, a Tax Claim) with the relevant Governmental Agency in respect of Tax matters that relate to the Pre Completion Period or the Straddle Period.

(f)
The Buyer will not, and will procure that each Target Entity or its duly authorised agent will not, without the Sellers' prior written consent (not to be unreasonably withheld or delayed), seek or apply for an amended Tax assessment (or otherwise propose an adjustment to a Tax return or Tax assessment) in relation to a period ending on or before Completion.

(g)
Except in relation to the preparation of Tax returns for the Pre Completion Period and Straddle Period the parties agree that it is not the intention for the Sellers to have the right to determine, control and where appropriate participate in the disclosure (including manner of disclosure) of any material or information to a Governmental Agency and any other dealings with the Governmental Agency in relation to Tax to the extent such disclosure or other dealings is in respect of any event, act, matter or transaction or amount derived (or deemed to be derived) or expenditure incurred before, on, or as a result of, Completion (Pre Completion Tax Event).

(h)	Without limiting clause 15.4(a), from and after Completion the Buyer agrees that it will, and will procure that each Target Entity and Buyer Group Member will:

(1)
not disclose any information or material to a Governmental Agency in relation to a Pre Completion Tax Event without providing the Sellers with at least 5 Business Days’ written notice of doing so and taking into account all reasonable comments of the Sellers in relation to the disclosure;

(2)
not make any admission of liability, or any agreement, compromise or settlement with a Governmental Agency in relation to a Pre Completion Tax Event without providing the Sellers 5 Business Days’ written notice of making the admission and taking into account all reasonable comments of the Sellers in relation to the admission; and

(3)
promptly provide the Sellers with copies of any correspondence with, or material provided to or by, a Governmental Agency and keep the Sellers informed of any oral discussions with a Governmental Agency in relation to a Pre Completion Tax Event.

(i)
If the Buyer provides a notice under clause 13.1 in respect of a Claim that arises from or involves a Tax Demand, then at all times from the date of receipt of that notice the provisions of clause 13.3 and not this clause 15.3 will apply to that Tax Demand or the Tax or Pre Completion Tax Event the subject of that Tax Demand.

16	Confidentiality and announcements

16.1	Agreed announcement
A party may not make any public announcement relating to this agreement (including the fact that the parties have executed this agreement) unless the other parties have consented to the announcement, including the form and content of that disclosure, or unless the announcement would be permitted under an exemption in clause 16.2(a)(1) or 16.2(a)(2).

16.2	Confidentiality

(a)
Subject to clause 16.2(b), each party (recipient) must keep secret and confidential, and must not divulge or disclose any information relating to another party or its business (which is disclosed to the recipient by the other party, its representatives or advisers), this agreement or the terms of the Sale other than to the extent that:

(1)
the information is in the public domain as at the date of this agreement (or subsequently becomes in the public domain other than by breach of any obligation of confidentiality binding on the recipient);

(2)
the recipient is required to disclose the information by applicable law or the rules of any recognised stock exchange on which its shares or securities or the shares or securities of any of its Related Entities are listed or proposed to be listed, provided that the recipient has to the extent possible having regard to the required timing of the disclosure consulted with the provider of the information as to the form and content of the disclosure;

(3)
the disclosure is made by the recipient to its financiers or lawyers, accountants, investment bankers, consultants or other professional advisers to the extent necessary to enable the recipient to properly perform its obligations under this agreement or to conduct their business generally, in which case the recipient must ensure that such persons keep the information secret and confidential and do not divulge or disclose the information to any other person except as required by law;

(4)
the disclosure is necessary for the purposes of clause 13.3(a), provided that the relevant Governmental Agency is made aware of the confidential nature of the information and is instructed to keep the information secret and confidential and does not divulge or disclose the information to any other person;

(5)	the disclosure is required for use in legal proceedings regarding this agreement or the Sale; or

(6)	the party to whom the information relates has consented in writing before the disclosure.

(b)
In the case of any of the Sellers who are a fund or who hold shares on behalf of a partnership, trust fund or any other entity, the relevant Sellers may make further disclosures to the investment committee, manager, adviser, trustee, custodian, nominee, partner (general, limited or otherwise), investor or prospective investor of or in that partnership, trust, fund or other entity, or investors or prospective investors of other funds managed or advised by that Seller or any of its Related Entities, in which case the recipient must ensure that such persons keep the information secret and confidential and do not divulge or disclose the information to any other person.

(c)
Each recipient must ensure that its directors, officers, employees, agents, representatives, advisers and Related Entities comply in all respects with the recipient’s obligations under this clause 16.2.

(d)
Nothing in this agreement is to be construed as constituting the consent of a party, with respect to an Encumbrance created by this agreement, to the disclosure of the terms of this agreement for the purpose of section 275(7) of the PPSA. No party who is the grantor of an Encumbrance under this agreement will, after the date of this agreement, consent to the disclosure of the terms of this agreement to an interested person for the purpose of section 275 of the PPSA.

(e)
To the extent not prohibited by the PPSA, each party that is the grantor of an Encumbrance under this agreement waives its right to receive any notice otherwise required to be given by a secured party under section 157 (verification statements) or any other provision of the PPSA.

(f)	For the avoidance of doubt, the Seller agrees that the confidential information of the Company is the property of the Company and the Seller will have no right to use the confidential information.

16.3	Confidentiality Agreement superseded
The Confidentiality Agreement ceases to be of any force or effect from Completion.

17	Duties, costs and expenses

17.1	Duties
The Buyer must pay all Duty in respect of the execution, delivery and performance of this agreement and any agreement or document entered into or signed under any such agreement, including any acquisition statement or similar document required to be executed by any Governmental Agency.

17.2	Costs and expenses

(a)
Unless otherwise provided for in this agreement, each party must pay its own costs and expenses in respect of the negotiation, preparation, execution, delivery and registration of this agreement and any other agreement or document entered into or signed under this agreement.

(b)	Any action to be taken by the Buyer or the Sellers in performing obligations under this agreement must be taken at their own cost and expense unless otherwise provided in this agreement.

18	GST

18.1	Definitions
Words used in this clause 18 that have a defined meaning in the GST Law have the same meaning as in the GST Law unless the context indicates otherwise.

18.2	GST

(a)
Unless expressly stated otherwise, any consideration (monetary or non-monetary) payable or to be provided or amount used in the calculation of a sum payable under or in connection with this agreement has been determined without regard to GST.

(b)
To the extent that any supply made under or in connection with this agreement is a taxable supply (other than any supply made under another agreement that contains a specific provision dealing with GST), the recipient must pay, in addition to the consideration provided under this agreement for that supply (unless it expressly includes GST) an amount (additional amount) equal to the amount of that consideration (or in the case on non-monetary consideration, its GST exclusive market value) multiplied by the rate at which GST is imposed in respect of the supply. The recipient must pay the additional amount at the same time as the consideration to which it is referable.

(c)	Whenever an adjustment event occurs in relation to any taxable supply to which clause 18.2(b) applies:

(1)	the supplier must determine the amount of the GST component of the consideration payable;

(2)	if the GST component of that consideration differs from the amount previously paid, the amount of the difference must be paid by, refunded to or credited to the recipient, as applicable; and

(3)	the supplier must issue the recipient with a tax invoice or adjustment note within 21 days of the supplier becoming aware of the adjustment.

18.3	Tax invoices
The supplier must issue a Tax Invoice to the recipient of a supply to which clause 18.2 applies no later than 7 days following payment of the GST inclusive consideration for that supply under that clause.

18.4	Reimbursements
If any party is entitled under this agreement to be reimbursed or indemnified by any other party for a cost or expense incurred in connection with this agreement, the reimbursement or indemnity payment must not include any GST component of the cost or expense to the extent that the cost or expense is the consideration for a creditable acquisition made by the party being reimbursed or indemnified, or by its representative member.

19	Guarantee by Buyer’s Guarantor

19.1	Guarantee and indemnity

(a)	The Buyer’s Guarantor:

(1)	unconditionally and irrevocably guarantees to the Sellers on demand, the due and punctual performance of the Buyer’s obligations under this agreement; and

(2)
as a separate and additional liability, indemnifies the Sellers against all Loss, actions, proceedings and judgments of any nature, incurred by, brought, made or recovered against the Sellers arising from any default or delay in the due and punctual performance of the Buyer’s obligations under this agreement.

19.2	Extent of guarantee and indemnity
The liability of the Buyer’s Guarantor under this clause 19 is not affected by anything that, but for this clause 19, might operate to release or exonerate the Buyer’s Guarantor in whole or in part from its obligations including any of the following, whether with or without the consent of the Buyer’s Guarantor:

(a)
the grant to the Buyer, the Buyer’s Guarantor or any other person of any time, waiver or other indulgence, or the discharge or release of the Buyer, the Buyer’s Guarantor or any other person from any liability or obligation;

(b)	any transaction or arrangement that may take place between the Sellers, the Buyer, the Buyer’s Guarantor or any other person;

(c)	the Sellers exercising or refraining from exercising their rights under any security or any other rights, powers or remedies against the Buyer, the Buyer’s Guarantor or any other person;

(d)
any variation, amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) of any terms of this agreement or the obligations of the Buyer under this agreement;

(e)
the amendment, replacement, extinguishment, unenforceability, failure, loss, release, discharge, abandonment or transfer either in whole or in part and either with or without consideration, of any security now or in the future held by the Sellers from the Buyer, the Buyer’s Guarantor or any other person or by the taking of or failure to take any security;

(f)
the failure or omission or any delay by the Sellers or the Sellers’ Representatives or the Buyer to give notice to the Buyer’s Guarantor of any default by the Buyer or any other person under this agreement; or

(g)
any legal limitation, disability, incapacity or other circumstances related to the Buyer, the Buyer’s Guarantor or any other person or any change in the members or status of the Buyer or any other person.

19.3	Principal and independent obligation
This clause 19 is a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation and extends to cover this agreement as amended, varied, supplemented, renewed or replaced.

19.4	Continuing guarantee and indemnity
This clause 19 is a continuing obligation of the Buyer’s Guarantor, despite Completion, and remains in full force and effect for so long as the Buyer has any liability or obligation to the Sellers under this agreement and until all of those liabilities or obligations have been fully, irrevocably and unconditionally discharged.

19.5	No withholdings

(a)
The Buyer’s Guarantor must make all payments that become due under this clause 19, free and clear and without deduction of all present and future withholdings (including Taxes, levies, imposts, deductions and charges of Australia or any other jurisdiction).

(b)
If the Buyer’s Guarantor is compelled by law to deduct any withholding, then in addition to any payment due under this clause 19, it must pay to the Sellers such amount as is necessary to ensure that the net amount received by the Sellers after withholding equals the amount the Sellers would otherwise have been entitled to if not for the withholding.

19.6	Currency
The Buyer’s Guarantor must pay all moneys that it becomes liable to pay under this clause 19 in the currency in which they are payable under this agreement and free of any commissions and expenses relating to foreign currency conversion or any other charges or expenses.

19.7	No set off
The Buyer’s Guarantor has no right to set off, deduct or withhold any moneys that it may be or become liable to pay under this clause 19, against any moneys that the Sellers or any other Seller Group Member may be, or become, liable to pay to a Buyer Group Member whether under this agreement or otherwise.

19.8	Buyer’s Guarantor’s Liability
The Buyer’s Guarantor’s liability in respect of any Claim shall not exceed the Buyer’s liability in respect of that Claim.

20	Guarantee by Sellers’ Guarantors

20.1	Guarantee and indemnity
Each Sellers’ Guarantor:

(a)	unconditionally and irrevocably guarantees to the Buyer on demand, the due and punctual performance of its Related Seller’s obligations under the Title and Capacity Warranties; and

(b)
as a separate and additional liability, indemnifies the Buyer against all Loss suffered by the Buyer arising from any breach by its Related Seller of the Title and Capacity Warranties and Tax Warranties.

20.2	Extent of guarantee and indemnity
The liability of each Sellers’ Guarantor under this clause 20 is not affected by anything that, but for this clause 19, might operate to release or exonerate the Sellers’ Guarantor in whole or in part from its obligations including any of the following, whether with or without the consent of the Sellers’ Guarantors:

(a)
the grant to the Related Seller, the Sellers’ Guarantor or any other person of any time, waiver or other indulgence, or the discharge or release of the Related Seller, the Sellers’ Guarantors or any other person from any liability or obligation;

(b)	any transaction or arrangement that may take place between the Buyer, the Related Seller, the Sellers’ Guarantor or any other person;

(c)	the Buyer exercising or refraining from exercising its rights under any security or any other rights, powers or remedies against the Related Seller, the Sellers’ Guarantors or any other person;

(d)
any variation, amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) of any terms of this agreement or the obligations of the Related Seller under this agreement;

(e)
the amendment, replacement, extinguishment, unenforceability, failure, loss, release, discharge, abandonment or transfer either in whole or in part and either with or without consideration, of any security now or in the future held by the Buyer from the Related Seller, the Sellers’ Guarantor or any other person or by the taking of or failure to take any security;

(f)
the failure or omission or any delay by the Buyer or the Buyer’s Representatives or the Related Seller to give notice to the Sellers’ Guarantor of any default by the Related Seller or any other person under this agreement; or

(g)
any legal limitation, disability, incapacity or other circumstances related to the Related Seller, the Sellers’ Guarantor or any other person or any change in the members or status of the Related Seller or any other person.

20.3	Principal and independent obligation
This clause 20 is a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation and extends to cover this agreement as amended, varied, supplemented, renewed or replaced.

20.4	Continuing guarantee and indemnity
This clause 20 is a continuing obligation of the Sellers’ Guarantors, despite Completion, and remains in full force and effect for so long as the Related Sellers have any liability or obligation to the Buyer under Title and Capacity Warranties and until all of those liabilities or obligations have been fully, irrevocably and unconditionally discharged.

20.5	No withholdings

(a)
The Sellers’ Guarantors must make all payments that become due under this clause 19, free and clear and without deduction of all present and future withholdings (including Taxes, levies, imposts, deductions and charges of Australia or any other jurisdiction).

(b)
If any Sellers’ Guarantor is compelled by law to deduct any withholding, then in addition to any payment due under this clause 19, they must pay to the Buyer such amount as is necessary to ensure that the net amount received by the Buyer after withholding equals the amount the Buyer would otherwise have been entitled to if not for the withholding.

20.6	Currency
Each Sellers’ Guarantor must pay all moneys that it becomes liable to pay under this clause 19 in the currency in which they are payable under this agreement and free of any commissions and expenses relating to foreign currency conversion or any other charges or expenses.

20.7	No set off
The Sellers’ Guarantor have no right to set off, deduct or withhold any moneys that it may be or become liable to pay under this clause 19, against any moneys that the Buyer or any other Buyer Group Member may be, or become, liable to pay to a Related Seller Group Member whether under this agreement or otherwise.

20.8	Buyer’s Guarantor’s Liability
Each Seller’s Guarantor’s liability in respect of any Claim under the Title and Capacity Warranties shall not exceed the Related Seller’s Respective Proportion of the Purchase Price.

21	Sellers’ Representatives

21.1	Authority
Each of the Sellers:

(a)
despite any other provision of this agreement, irrevocably authorises the Sellers’ Representatives (subject only to clause 21.2) to jointly act on its behalf in relation to any act, matter or thing required or permitted by the terms of this agreement to be done by the Sellers or any of them, including:

(1)	to give and receive payments and documents on behalf of any Seller;

(2)	to direct payments to be made from or to any of the Sellers’ accounts;

(3)	to give and receive notices;

(4)	to give any approval or exercise any discretion;

(5)	to amend, vary or waive any provision of this agreement or any matter relating to this agreement;

(6)
to carry out any act or execute any document necessary or desirable in connection with effecting Completion in accordance with clause 6 of this agreement for and on behalf of and as attorney for any of the Sellers; and

(7)
to carry out any act or execute any document necessary or desirable in relation to any Claim or potential Claim under or in respect of any transaction or matter contemplated by this agreement, including to pursue, settle or compromise any such Claim on such terms as the Sellers’ Representatives may in their absolute discretion determine;

(b)
acknowledges that the Buyer is entitled to treat any act, matter or thing done by the Sellers’ Representatives as binding on all Sellers and is not required to enquire further in respect of such act, matter or thing; and

(c)
acknowledges that the Buyer may discharge any obligation under this agreement to give any payment, document, notice or other thing to one or more of the Sellers (including any document served to initiate or as part of legal proceedings against any one or more of the Sellers) by giving it to the Sellers’ Representatives.

21.2	Replacement
The Sellers’ Representatives may by notice to the parties replace the Sellers’ Representatives with such persons as are specified in the notice.

22	Notices

22.1	Form of Notice
A notice or other communication to a party under this agreement (Notice) must be:

(a)	in writing and in English and signed by or on behalf of the sending party; and

(b)	addressed to that party in accordance with the details set out in the table below (or any alternative details nominated to the sending party by Notice).

Party	Notice details
Any or all Sellers and Sellers' Guarantors
Attention: Daniel Dempsey
Address: Level 1, 195 Given Terrace, Paddington, Queensland 4064
Email: dpdempsey@mac.com
Attention: Michael Dempsey
Address: Level 1, 195 Given Terrace, Paddington, Queensland 4064
Email: Michael@thenormanby.com.au
and copy to:
Attention: Bryan Pointon, DLA Piper Australia
Address: No. 1 Martin Place, Sydney, NSW, Australia 2000
Email: bryan.pointon@dlapiper.com

Buyer	Attention: General Counsel and Corporate Secretary, Global Payments Inc Address: 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328, United States of America Email: david.green@globalplay.com
Buyer’s Guarantor	Attention: General Counsel and Corporate Secretary, Global Payments Inc Address: 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328, United States of America Email: david.green@globalplay.com

22.2	How Notice must be given and when Notice is received

(a)	A Notice must be given by one of the methods set out in the table below.

(b)	A Notice is regarded as given and received at the time set out in the table below.
However, if this means the Notice would be regarded as given and received outside the period between 9.00am and 5.00pm (addressee’s time) on a Business Day (business hours period), then the Notice will be regarded as given and received at the start of the following business hours period.

Method of giving Notice	When Notice is regarded as given and received
By hand to the nominated address	When delivered to the nominated address
By pre‑paid post to the nominated address	At 9.00am (addressee’s time) on the second Business Day after the date of posting

By email to the nominated email address	When the email (including any attachment) comes to the attention of the recipient party or a person acting on its behalf.

23	General

23.1	Governing law and jurisdiction

(a)
This agreement and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims) shall be governed by and construed in accordance with Queensland law.

(b)
Each party irrevocably agrees for the benefit of the Seller that the Courts of Queensland shall have non-exclusive jurisdiction in relation to any dispute or claim arising out of or in connection with this agreement or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims).

(c)
Each party irrevocably waives any right that it may have to object to an action being brought in those Courts, to claim that the action has been brought in an inconvenient forum, or to claim that those Courts do not have jurisdiction.

23.2	Service of process

(a)
Without preventing any other mode of service, any document in an action (including, any writ of summons or other originating process or any third or other party notice) may be served on any party by being delivered to or left for that party at its address for service of notices under clause 22.1 or this clause 23.2 (as applicable).

(b)
The Buyer’s Guarantor irrevocably appoint Jones Day of Level 41 Aurora Place, 88 Phillip Street, Sydney, New South Wales, Australia 2000 as its agent for the service of process in Australia in relation to any matter arising out of this agreement. If Jones Day ceases to be able to act as such or have an address in Australia, the Buyer’s Guarantor must appoint a new process agent in Australia and deliver to the Sellers’ Representatives within 20 Business Days a copy of a written acceptance of appointment by the process agent, upon receipt of which the new appointment becomes effective for the purpose of this agreement. The Buyer’s Guarantor must inform the Sellers’ Representatives in writing of any change in the address of its process agent within 20 Business Days of the change.

23.3	Invalidity and enforceability

(a)
If any provision of this agreement that is invalid under the law of any jurisdiction the provision is enforceable in that jurisdiction to the extent that it is not invalid, whether it is in severable terms or not.

(b)
Clause 23.3(a) does not apply where enforcement of the provision of this agreement in accordance with clause 23.3(a) would materially affect the nature or effect of the parties’ obligations under this agreement.

23.4	Waiver

(a)	No party to this agreement may rely on the words or conduct of any other party as a waiver of any right unless the waiver is in writing signed by the party granting the waiver.

(b)	In this clause 23.4:

(1)	conduct includes delay in the exercise of a right;

(2)	right means any right arising under or in connection with this agreement and includes the right to rely on this clause; and

(3)	waiver includes an election between rights and remedies, and conduct which might otherwise give rise to an estoppel.

(c)	A provision of, or a right, discretion or authority created under, this agreement may not be:

(1)	waived except in writing signed by the party granting the waiver; and

(2)	varied except in writing signed by the parties.

(d)
A failure or delay in exercise, or partial exercise, of a power, right, authority, discretion or remedy arising from a breach of, or default under this agreement does not result in a waiver of that right, power, authority, discretion or remedy.

23.5	Variation
A variation of any term of this agreement must be in writing and signed by the parties.

23.6	Assignment

(a)	Rights arising out of or under this agreement are not assignable by a party without the prior written consent of the other parties.

(b)	A breach of clause 23.6(a) by a party entitles the other parties to terminate this agreement.

(c)	Clause 23.6(b) does not affect the construction of any other part of this agreement.

23.7	Further action to be taken at each party’s own expense
Subject to clause 17, each party must, at its own expense, do all things and execute all documents necessary to give full effect to this agreement and the transaction contemplated by it and use reasonable endeavours to cause relevant third parties to do the same.

23.8	Relationship of the parties

(a)	Other than clauses 21.1 and 21.2, nothing in this agreement gives a party authority to bind any other party in any way.

(b)	Nothing in this agreement imposes any fiduciary duties on a party in relation to any other party.

23.9	Exercise of rights

(a)
Unless expressly required by the terms of this agreement, a party is not required to act reasonably in giving or withholding any consent or approval or exercising any other right, power, authority, discretion or remedy, under or in connection with this agreement.

(b)
A party may (without any requirement to act reasonably) impose conditions on the grant by it of any consent or approval, or any waiver of any right, power, authority, discretion or remedy, under or in connection with this agreement. Any conditions must be complied with by the party relying on the consent, approval or waiver.

23.10	Remedies cumulative
Except as provided in this agreement and permitted by law, the rights, powers and remedies provided in this agreement are cumulative with and not exclusive to the rights, powers or remedies provided by law independently of this agreement.

23.11	Counterparts
This agreement may be executed in any number of counterparts.

23.12	Entire Agreement
This agreement embodies the entire agreement between the parties and supersedes any prior negotiation, conduct, arrangement, understanding or agreement, express or implied, with respect to the subject matter of this agreement other than the Confidentiality Agreement.

23.13	No reliance
No party has relied on any statement by the/any other party not expressly included in this agreement.

23.14	Default Interest

(a)
If a party fails to pay any amount payable under this agreement on the due date for payment, that party must in addition to a continuing liability to pay the amount unpaid pay interest on the amount unpaid at the higher of the Interest Rate plus 3% per annum or the rate (if any) fixed or payable under any judgment or other thing into which the liability to pay the amount becomes merged (calculated on a per annum basis).

(b)	The interest payable under clause 23.14(a):

(1)
accrues from day to day from and including the due date for payment up to and including the actual date of payment, before and, as an additional and independent obligation, after any judgment or other thing into which the liability to pay the amount becomes merged; and

(2)	may be capitalised by the person to whom it is payable at monthly intervals on the basis of a 365 day year.

(c)	The right to require payment of interest under this clause 23.14 is without prejudice to any other rights the non-defaulting party may have against the defaulting party at law or in equity.

(d)	A failure to pay any amount under this agreement is not remedied until both the amount unpaid and any interest payable under this clause 23.14 have been paid in full.

23.15	No withholdings
The Buyer and the Sellers must make all payments that become due under this agreement, free and clear and without deduction of all present and future withholdings (including Taxes, levies, imposts, deductions and charges of Australia or any other jurisdiction) unless required by any applicable law, and where such withholding or deduction is required by law the party making the payment must increase the payment by such an amount as will leave the party receiving the payment with the same amount which would have been received had no such withholding or deduction been required.

23.16	No partnership
Nothing in the agreement or in any document referred to in it will constitute any of the parties a partner of any other, nor shall the execution, completion and implementation of this agreement confer on any party any power to bind or impose any obligations to any third parties on any other party or to pledge the credit of any other party.

23.17	Effect of Completion
So far as it remains to be performed this agreement shall continue in full force and effect after Completion. The rights and remedies of the parties shall not be affected by Completion.

23.18	No set-off, deduction or counterclaim
Every payment payable under this agreement shall be made in full without any set-off or counterclaim howsoever arising and will be free and clear of, and without deduction of, or withholding for or on account of, any amount which is due and payable under this agreement.

Signing page
Executed as an agreement

Executed by Jambach Pty Limited ACN 100 647 283 (in its capacity as trustee of the Dutch Investment Trust) acting by the following persons in accordance with section 127 of the Corporations Act 2001 (Cth):

/s/ Marea Holland . . . . . . . . . . . . . . . . . Signature of director	/s/ John L. Holland . . . . . . . . . . . . . . . . . Signature of director/company secretary
Marea Holland . . . . . . . . . . . . . . . . . . . . Name of director (print)	John L. Holland. . . . . . . . . . . . . . . . . . . . Name of director/company secretary (print)

Executed by MSP Management Pty Limited ACN 010 927 410 (in its capacity as trustee of the Welsh Management Trust) acting by the following person or, if the seal is affixed, witnessed by the following person in accordance with s127 of the Corporations Act 2001:

/s/ Megan Welsh . . . . . . .. . . . . . . . . . . . Signature of sole company secretary	/s/ Dr. Peter Welsh. . . . . . . . . . . . . . . . . Signature of sole director
Megan Welsh. . . . . . . .. . . . . . . . . . . . . . Name (print)	Dr. Peter Welsh . . . . . . . . . . . . . . . . . . . Name of director/company secretary (print)

Executed by Korobosea Pty Limited ACN 110 252 241 (in its capacity as trustee of the Pikinini No 1 Trust) acting by the following person or, if the seal is affixed, witnessed by the following person in accordance with s127 of the Corporations Act 2001:

/s/ Theresia Wilhelm. . . . . . . . . . . . . . . . Signature of sole director and sole company secretary
Theresia Wilhelm . . . . . . . . . . . . . . . . . . Name (print)

Executed by Marea Mason Holland (in her capacity as trustee of the Holland Superannuation Fund):
/s/ Alexander Samson. . . . . . . . . . . . . . Signature of witness	/s/ Marea Mason Holland . . . . . . . . . . . . . Signature of Marea Mason Holland
Alexander Samson . . . . . . . . . . . . . . . . Name of witness (print)

Executed by Zacstar Pty Limited ACN 101 907 091 (in its capacity as trustee of the Zenonos Discretionary Trust) acting by the following person or, if the seal is affixed, witnessed by the following person in accordance with s127 of the Corporations Act 2001:

/s/ Louis Zenonos . . . . . . . . . . . . . . . . . . . . Signature of sole director and sole company secretary
Louis Zenonos . . . . . . . . . . . . . . . . . . . . Name (print)

Executed by Moramou2 Pty Limited ACN 153 507 629 (in its capacity as trustee of the Mora Mou Family Trust) acting by the following person or, if the seal is affixed, witnessed by the following person in accordance with s127 of the Corporations Act 2001:

/s/ Jacqueline Toumbas. . . . . . . . . . . . . Signature of sole director and sole company secretary
Jacqueline Toumbas . . . . . . . . . . . . . . . Name (print)

Executed by Ritdan Pty Limited ACN 143 141 539 by Bryan Pointon under Power of Attorney dated 11 September 2014:
/s/ Bryan Pointon. . . . . . . . . . . . . . . . . . . Signature of Attorney	/s/ James McCarthy . . . . . . . . . . . . . . . . . . Signature of Witness
Bryan Pointon. . . . . . . . . . . . . . . . . . . . . Name of Attorney (print)	James McCarthy . . . . . . . . . . . . . . . . . . Name of Witness (print)

Executed by S Seven D Pty Limited ACN 130 881 971 (in its capacity as trustee of the S Seven D Discretionary Trust) acting by the following person or, if the seal is affixed, witnessed by the following person in accordance with s127 of the Corporations Act 2001:

/s/ Michael Dempset. . . . . . . . . . . . . . . . Signature of sole director and sole company secretary
Michael Dempset . . . . . . . . . . . . . . . . . . Name (print)

Executed by Peter Welsh:
/s/ Alexander Samson. . . . . . . . . . . . . . . Signature of witness	/s/ Peter Welsh . . . . . . . . . . . . . . . . . . . . Signature of Peter Welsh
Alexander Samson. . . . . . . . . . . . . . . . . Name of witness (print)

Executed by Otto Wilhelm:
/s/ Alexander Samson. . . . . . . . . . . . . . . Signature of witness	/s/ Otto Wilhelm. . . . . . . . . . . . . . . . . . . Signature of Otto Wilhelm
Alexander Samson. . . . . . . . . . . . . . . . . Name of witness (print)

Executed by Marea Mason Holland:
/s/ Alexander Samson. . . . . . . . . . . . . . . Signature of witness	/s/ Marea Mason Holland . . . . . . . . . . . . Signature of Marea Mason Holland
Alexander Samson. . . . . . . . . . . . . . . . . . Name of witness (print)

Executed by Louis Zenonos:
/s/ Alexander Samson. . . . . . . . . . . . . . . Signature of witness	/s/ Louis Zenonos. . .. . . . . . . . . . . . . . . . Signature of Louis Zenonos
Alexander Samson. . . . . . . . . . . . . . . . . Name of witness (print)

Executed by Louis Toumbas:
/s/ Alexander Samson. . . . . . . . . . . . . . . Signature of witness	/s/ Louis Toumbas. . . . . . . . . . . . . . . . . . Signature of Louis Toumbas
Alexander Samson. . . . . . . . . . . . . . . . . Name of witness (print)

Executed by Daniel Dempsey by Bryan Pointon under Power of Attorney dated 11 September 2014:
/s/ Bryan Pointon . . . . . . . . . . . . . . . . . . Signature of Attorney	/s/ James McCarthy . . . . . . . . . . . . . . . . . . Signature of Witness
Bryan Pointon. . . . . . . . . . . . . . . . . . . . . Name of Attorney (print)	James McCarthy. . . . . . . . . . . . . . . . . . . Name of Witness (print)

Executed by Michael Dempsey:
/s/ Alexander Samson. . . . . . . . . . . . . . . Signature of witness	/s/ Michael Dempsey . . . . . . . . . . . . . . . Signature of Michael Dempsey
Alexander Samson. . . . . . . . . . . . . . . . . Name of witness (print)

Executed by Global Payments Australia 2 Pty Limited ACN 601 396 847 acting by the following persons or, if the seal is affixed, witnessed by the following persons in accordance with section 127 of the Corporations Act 2001 (Cth):

/s/ Morgan M. Schuessler. . . . . . . . . . . . Signature of director	/s/ David L. Green. . . . . . . . . . . . . . . . . Signature of director/company secretary
Morgan M. Schuessler. . . . . . . . . . . . . . Name of director (print)	David L. Green. . . . . . . . . . . . . . . . . . . Name of director/company secretary (print)

Executed by Global Payments Inc. by its authorised signatory:
/s/ David L. Green . . . . . . . . . . . . . . . . . Signature of authorised signatory
David L. Green . . . . . . . . . . . . . . . . . . . . Name of authorised signatory (print)
Corporate Secretary. . . . . . . . . . . . . . . . . Office held